EXECUTION COPY





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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       SERVICE CORPORATION INTERNATIONAL,

                        CORONADO ACQUISITION CORPORATION

                                       AND

                             ALDERWOODS GROUP, INC.

                            DATED AS OF APRIL 2, 2006


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                                TABLE OF CONTENTS

                                                                            PAGE
ARTICLE I    THE MERGER........................................................1

     Section 1.1   The Merger..................................................1

     Section 1.2   Closing; Effective Time.....................................1

     Section 1.3   Effects of the Merger.......................................1

     Section 1.4   Conversion of Company Capital Stock.........................2

     Section 1.5   Merger Sub Common Stock.....................................2

     Section 1.6   Company Dissenting Shares...................................2

     Section 1.7   Options and Equity-related Securities.......................3

     Section 1.8   Certificate of Incorporation................................4

     Section 1.9   Bylaws......................................................4

     Section 1.10  Directors and Officers of Surviving Corporation.............4

     Section 1.11  Taking of Necessary Action; Further Action..................4

     Section 1.12  Exchange Fund...............................................5

     Section 1.13  Exchange of Shares..........................................5

     Section 1.14  Withholding.................................................6

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................6

     Section 2.1   Corporate Organization, Standing and Power..................6

     Section 2.2   Capitalization..............................................7

     Section 2.3   Authority; No Violation.....................................8

     Section 2.4   Consents and Approvals......................................9

     Section 2.5   SEC Documents; Financial Statements........................10

     Section 2.6   Absence of Certain Changes or Events.......................11

     Section 2.7   Past Business Practices....................................13

     Section 2.8   Undisclosed Liabilities....................................13

     Section 2.9   Legal Proceedings..........................................13

     Section 2.10  Taxes and Tax Returns......................................14

     Section 2.11  Employee Benefit Plans.....................................15

     Section 2.12  Employee Matters...........................................18

     Section 2.13  Compliance with Applicable Law and Regulatory Matters......18

     Section 2.14  Material Contracts.........................................19

     Section 2.15  Environmental Liability....................................21


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     Section 2.16  Insurance..................................................23

     Section 2.17  Intellectual Property......................................23

     Section 2.18  Assets and Property........................................24

     Section 2.19  Investments................................................25

     Section 2.20  Pre-Need Insurance.........................................26

     Section 2.21  Takeover Statutes; Charter Provisions......................26

     Section 2.22  Opinion....................................................27

     Section 2.23  Broker's Fees..............................................27

     Section 2.24  Company Information........................................27

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..........27

     Section 3.1   Corporate Organization, Standing and Power.................27

     Section 3.2   Authority; No Violation....................................28

     Section 3.3   Consents and Approvals.....................................29

     Section 3.4   Disclosure Documents.......................................29

     Section 3.5   Interim Operations of Merger Sub...........................29

ARTICLE IV   CONDUCT PRIOR TO THE EFFECTIVE TIME..............................29

     Section 4.1   Conduct of Business Prior to the Effective Time............29

     Section 4.2   Conduct of Business of the Company.........................30

     Section 4.3   No Solicitation............................................34

     Section 4.4   Financing Assistance.......................................36

ARTICLE V    ADDITIONAL AGREEMENTS............................................37

     Section 5.1   Regulatory Matters.........................................37

     Section 5.2   Access to Information......................................40

     Section 5.3   Stockholder Approval.......................................40

     Section 5.4   Public Disclosure..........................................41

     Section 5.5   Reasonable Best Efforts and Further Assurances.............41

     Section 5.6   Indemnification; Director and Officer Insurance............42

     Section 5.7   Advice of Changes..........................................43

     Section 5.8   Takeover Statutes..........................................43

     Section 5.9   ESPP.......................................................44

     Section 5.10  Benefits for Company Employees.............................44

ARTICLE VI   CONDITIONS PRECEDENT.............................................45


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     Section 6.1   Conditions to Each Party's Obligations to Effect the
                   Merger.....................................................45

     Section 6.2   Conditions to Obligations of Parent and Merger Sub.........45

     Section 6.3   Conditions to Obligation of the Company....................46

ARTICLE VII  TERMINATION AND AMENDMENT........................................47

     Section 7.1   Termination................................................47

     Section 7.2   Effect of Termination......................................49

     Section 7.3   Expenses and Termination Fees..............................49

     Section 7.4   Amendment..................................................50

     Section 7.5   Extension; Waiver..........................................50

ARTICLE VIII DEFINITIONS......................................................50

     Section 8.1   Certain Defined Terms......................................50

ARTICLE IX   GENERAL PROVISIONS...............................................59

     Section 9.1   Nonsurvival of Representations, Warranties and Agreements..59

     Section 9.2   Notices....................................................59

     Section 9.3   Interpretation.............................................60

     Section 9.4   Counterparts...............................................60

     Section 9.5   Entire Agreement...........................................60

     Section 9.6   Assignment.................................................60

     Section 9.7   Third Party Beneficiaries..................................61

     Section 9.8   Governing Law; Jurisdiction................................61

     Section 9.9   Rules of Construction......................................61

     Section 9.10  Waiver of Jury Trial.......................................61

     Section 9.11  Severability...............................................62

     Section 9.12  Specific Performance.......................................62



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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER ("AGREEMENT"), dated as of April 2, 2006, by and among Service Corporation International, a Texas corporation ("Parent"), Coronado Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Alderwoods Group, Inc., a Delaware corporation (the "COMPANY"). Certain capitalized terms have the meanings given to such terms in Article VIII.

                                    RECITALS

     WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD") has unanimously (i) determined that the Merger and this Agreement are advisable, fair to, and in the best interests of the Company and its stockholders, (ii) approved this Agreement, and (iii) resolved to recommend that the stockholders of the Company approve this Agreement; and

     WHEREAS, the Company, Parent and Merger Sub, desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

     SECTION 1.1 THE MERGER. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under Delaware Law as a wholly-owned subsidiary of Parent. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

     SECTION 1.2 CLOSING; EFFECTIVE TIME. The Closing shall take place as soon as practicable, and in any event not later than five Business Days after the satisfaction or waiver of each of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be fulfilled at Closing but subject to waiver or fulfillment of those conditions) or at such other time as the parties hereto may agree (the "CLOSING DATE"). The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West Fifty-Second Street, New York, New York 10019, or at such other location as the parties hereto may agree in writing. The Merger shall become effective at the Effective Time as set forth in the Certificate of Merger, which shall be filed with the Secretary of State of the State of Delaware on the Closing Date.

     SECTION 1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.


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     SECTION 1.4 CONVERSION OF COMPANY CAPITAL STOCK. At the Effective Time, by
virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held by Parent, Merger Sub, or the Company, which shares will automatically be canceled and retired and will cease to exist and will not be entitled to consideration in exchange therefor, and (ii) Company Dissenting Shares) shall be converted into the right to receive $20.00 per share in cash, subject to adjustment as provided in Section 1.4(c) (the "MERGER CONSIDERATION").

          (b) All shares of Company Common Stock converted into the Merger Consideration pursuant to this Section 1.4 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive, with respect to each underlying share of Company Common Stock, the Merger Consideration.

          (c) If, prior to the Effective Time, the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the relevant Merger Consideration.

     SECTION 1.5 MERGER SUB COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or the Company, each share of the common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     SECTION 1.6 COMPANY DISSENTING SHARES.

          (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the "COMPANY DISSENTING SHARES") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of Section 262 of Delaware Law, except that all Company Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under
Section 262 of Delaware Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in


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Section 1.13, of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     SECTION 1.7 OPTIONS AND EQUITY-RELATED SECURITIES.

          (a) COMPANY OPTIONS. Immediately prior to the Effective Time, the Company shall cause each outstanding Company Option, whether or not then exercisable, to be cancelled and surrendered by the holder of such Company Option in exchange for the right to receive, as soon as practicable following the Effective Time but in no event later than five Business Days following the Effective Time, a lump sum cash payment equal to the product of (i) the number of shares subject to such Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Option, subject to tax withholding by Parent and the Surviving Corporation in accordance with Section 1.14.

          (b) COMPANY WARRANTS. At the Effective Time, each outstanding Company Warrant shall automatically be converted into the right to receive, upon the payment of the exercise price prior to the expiration date pursuant to the terms of such Company Warrant, a lump sum cash payment equal to the product of (i) the number of shares subject to such Company Warrant and (ii) the Merger Consideration, subject to tax withholding in accordance with the terms of such Company Warrant or Section 1.14; provided, however, that a holder of a Company Warrant may elect to reduce the amount of cash that such holder would otherwise be entitled to receive upon such exercise pursuant to this Section 1.7(b) in exchange for a corresponding reduction in the exercise price.

          (c) RESTRICTED STOCK UNITS. The Board of Directors of the Company, or the appropriate committee thereof, shall take such action as is necessary so that at the Effective Time, each outstanding restricted stock unit representing one hypothetical share of Company Common Stock granted under any of the Company Stock Plans (the "RESTRICTED STOCK UNITS"), whether or not then vested, shall automatically be cancelled at the Effective Time, and converted into the right to receive, as soon as practicable following the Effective Time but in no event later than five Business Days following the Effective Time, a lump sum cash payment equal to the Merger Consideration, subject to tax withholding by Parent and the Surviving Corporation in accordance with Section 1.14. For the avoidance of doubt, in no event shall a holder of Restricted Stock Units be entitled to a payment with respect to Restricted Stock Units under both this Section 1.7(c) and Section 1.4(a).

          (d) DIRECTOR DEFERRED STOCK. The Board of Directors of the Company, or the appropriate committee thereof, shall take such action as is necessary so that at the Effective Time, each share of Company Common Stock held in the deferral accounts of non-employee directors (the "DEFERRED STOCK") under the Company's Director Compensation Plan (the "DCP")


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shall automatically be cancelled at the Effective Time, and converted into the right to receive, as soon as practicable following the Effective Time but in no event later than five Business Days following the Effective Time, a lump sum cash payment equal to the Merger Consideration. For the avoidance of doubt, in no event shall a holder of Deferred Stock be entitled to a payment with respect to Deferred Stock under both this Section 1.7(d) and Section 1.4(a).

          (e) ACTIONS. Prior to the Effective Time, the Company shall deliver appropriate notices (which notices shall have been approved by Parent, such approval not to be unreasonably withheld or delayed) to each holder of Company Options, Company Warrants, Restricted Stock Units and Deferred Stock setting forth each holder's rights pursuant to the respective Company Stock Plans and the Company Warrants, as the case may be, stating that such Company Options, Company Warrants, Restricted Stock Units or Deferred Stock, as applicable, shall be treated in the manner set forth in this Section 1.7. The Company shall cause the administrator of the Company Stock Plans to take such actions under the Company Stock Plans as are necessary to accomplish the provisions of this
Section 1.7. In addition, the Company shall take all actions reasonably necessary to ensure that (i) the Company Stock Plans will terminate as of the Effective Time and (ii) after the Effective Time the Surviving Corporation will not be bound by any options, rights, units, awards or arrangements which would entitle any Person, other than Parent or its Subsidiaries, to beneficially own shares of the Surviving Corporation or receive any payments (other than as set forth in this Section 1.7) in respect of such options, rights, units, awards or arrangements or shares.

     SECTION 1.8 CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety in the same fashion as the certificate of incorporation of Merger Sub, other than the exculpation and indemnification provisions (which shall remain unchanged from those set forth in the Company's certificate of incorporation as of the date hereof), and corporate name (which shall remain Alderwoods Group, Inc.), and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 1.9 BYLAWS. At the Effective Time, the bylaws of the Company shall be amended to read in their entirety in the same fashion as the bylaws of Merger Sub, other than references to the corporate name of the Company (which shall remain Alderwoods Group, Inc.), and, as so amended, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 1.10 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. At the Effective Time, (a) the directors of the Surviving Corporation shall be the existing members of the Board of Directors of Merger Sub and (b) the officers of the Surviving Corporation shall be the existing officers of the Company.

     SECTION 1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Company, Parent and Merger Sub shall cause their respective officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.


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     SECTION 1.12 EXCHANGE FUND. At or prior to the Effective Time, Parent will deposit, or cause Merger Sub to deposit, an amount of cash in an Exchange Fund with the Exchange Agent sufficient to pay the Merger Consideration in respect of the shares of Company Common Stock that are to be converted into the right to receive cash pursuant to Section 1.4. If, for any reason, the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

     SECTION 1.13 EXCHANGE OF SHARES.

          (a) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of one or more certificates ("CERTIFICATES") that immediately prior to the Effective Time represented shares of Company Common Stock whose shares are being converted into the Merger Consideration pursuant to Section 1.4 a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly completed and executed, and such other documents or information as may be required, the holder of such Certificate shall receive the amount of Merger Consideration provided in Section 1.4, and the Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash or on any unpaid dividends or distributions payable to holders of Certificates.

          (b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented for transfer to the Exchange Agent, each such Certificate shall, subject to compliance with the provisions of
Section 1.13(a), be cancelled and exchanged for the Merger Consideration as provided in this Section 1.13. In the event of a transfer of ownership of any share of Company Common Stock prior to the Effective Time that has not been registered in the transfer records of the Company, the Merger Consideration payable in respect of such share of Company Common Stock shall be paid to the transferee of such share only if the Certificate that previously represented such share is properly endorsed or otherwise in proper form for transfer and is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, and to establish to the satisfaction of Parent that any transfer or other Taxes have been paid or are not applicable.

          (c) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for 6 months after the Effective Time shall be paid to the Surviving Corporation. Any stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Company, Parent, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for


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any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, and upon compliance with the relevant provisions of Section 1.13(a), the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the relevant Merger Consideration such holder has a right to receive pursuant to this Article I.

     SECTION 1.14 WITHHOLDING. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock, Company Options, Company Warrants or Restricted Stock Units in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub as follows:

     SECTION 2.1 CORPORATE ORGANIZATION, STANDING AND POWER. Each of the Company and its Subsidiaries is a corporation, or other entity as listed in Section 2.1 of the Company Disclosure Schedules, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the corporate power to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of any business conducted by the Company or its Subsidiaries or the character or location of any properties or assets owned or leased by the Company or its Subsidiaries makes such licensing or qualification necessary, other than such corporate power or defects in qualification or good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. True, correct and complete copies of the certificate of incorporation, bylaws and any other charter or organizational documents of the Company and its Subsidiaries as in effect at the date of this Agreement have heretofore been furnished or made available to Parent. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

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     SECTION 2.2 CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on March 31, 2006
(i) 40,471,483 shares of Company Common Stock were issued and outstanding, (ii) 5,004,750 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options, (iii) no shares of Company Common Stock were held in the treasury of the Company, (iv) 611,350 shares of Company Common Stock were reserved for issuance pursuant to Company Options not yet granted,
(v) 2,992,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Warrants, (vi) 231,400 shares of Company Common Stock were reserved for issuance in respect of Restricted Stock Units (it being understood that the shares described in this clause (vi) are not included in the number referred to in clause (i) above), (vii) no shares of preferred stock of the Company were issued and outstanding, (viii) 173,451 shares of Company Common Stock were held in reserve by the trustee for distribution pursuant to the Plan (it being understood that the shares described in this clause (viii) are not included in the number referred to in clause (i) above) and (ix) 37,392 shares of Company Common Stock were subject to issuance and held in participants' deferral accounts under the DCP (it being understood that the shares described in this clause (ix) are included in the number referred to in clause (i) above). All of such shares that are issued and outstanding are duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness or securities of the Company that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the close of business of March 31, 2006, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and, except as permitted under Section 4.2(e), no shares of capital stock or other voting securities of the Company shall be issued or become outstanding after the date hereof other than shares of Company Common Stock (not in excess of the amounts reserved therefor, as set forth above) issued upon exercise of Company Options or Company Warrants, in satisfaction of Restricted Stock Units, pursuant to grants of deferred shares under the DCP or under the Plan. Section 2.2(a) of the Company Disclosure Schedules sets forth a true and correct list, as of the close of business on March 31, 2006, of all rights of any character relating to the issued or unissued capital stock of the Company and each of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable or issuable for equity interests in, the Company or any of its Subsidiaries, including the exercise price of any such interests.

          (b) Except as described in Section 2.2(b) of the Company Disclosure Schedules, all of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company are owned, directly or indirectly, by the Company, and are duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens (other than Permitted Liens). Except as described in Section 2.2(b) of the Company Disclosure Schedules, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating the Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.


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

          (c) Except as described in Section 2.2(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries owns, or has any contract or other obligation to acquire, any equity securities or other securities of, or otherwise invest in, any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. Except as described in Section 2.2(c) of the Company Disclosure Schedules, neither the Company nor any Subsidiary is a general partner of any general or limited partnership or the managing member of any limited liability company (other than any such limited liability company that is a Subsidiary of the Company).

          (d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the capital stock of the Company or any of its Subsidiaries. Except as described in Section 2.2(d) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries is obligated under any registration rights or similar agreements to register any shares of capital stock of the Company or any of its Subsidiaries on behalf of any Person.

          (e) The list referred to in the final sentence of Section 2.2(a) sets forth the name of each holder and the number of shares of Company Common Stock subject to each such option or other security or interest, the date of grant, the exercise or vesting schedule, the exercise price per share and the term of each such option or other security or interest. No shares of Company Common Stock are held by the Company or any of its Subsidiaries. All shares of Company Common Stock subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.2(e) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries has any contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any other capital stock or other securities of any of the Company or its Subsidiaries, or to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company's Subsidiaries or any other Person. Section 2.2(e) of the Company Disclosure Schedules sets forth a true, correct and complete list of all direct or indirect Subsidiaries of the Company as of the date of this Agreement (including such Subsidiary's (i) name, (ii) jurisdiction of incorporation, (iii) authorized and outstanding shares of capital stock and (iv) record and beneficial owners of such capital stock, except in the cases of (iii) and (iv) where such owners are the Company or one or more indirect, wholly-owned Subsidiaries of the Company) and specifically identifies each Subsidiary of the Company that qualifies as a "Significant Subsidiary" of the Company, as such term is defined in Regulation S-X (17 CFR ss.ss. 210.1-01, et seq.) promulgated by the SEC.

     SECTION 2.3 AUTHORITY; NO VIOLATION.

          (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the Company Board. The Company Stockholder Approval is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary to adopt this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement, and no other corporate proceedings on the part of the Company other than the receipt of the Company Stockholder Approval are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming due authorization, execution, and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws and Regulations generally affecting the rights of creditors and subject to general equity principles.

          (b) The Company Board has (i) received the opinion of its financial advisor, Bear, Stearns & Co. Inc. (the "FINANCIAL ADVISOR") to the effect that the Merger Consideration to be received by the holders of shares of Company Common Stock is fair from a financial point of view to such holders along with the consent of the Financial Advisor to include such opinion in full in the Proxy Statement and (ii) by unanimous vote of all the directors, at a meeting duly called and held prior to the execution of this Agreement: (A) duly approved and declared advisable this Agreement, and the transactions contemplated hereby, including the Merger; (B) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders; (C) subject to the provisions of Section 4.3, resolved to make the Company Board Recommendation; and (D) subject to the provisions of Section 4.3, directed that this Agreement be submitted to the holders of shares of Company Common Stock for their adoption.

          (c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the certificates of incorporation or bylaws or other charter or organizational documents of the Company or any of its Subsidiaries, (ii) assuming that the consents and approvals referred to in
Section 2.4 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) assuming that the consents and approvals referred to in Section
2.4 are duly obtained, and except as described in Section 2.3(c) of the Company Disclosure Schedules, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under (in each case, or an event that, with notice or lapse of time, or both, would result in such effect), any of the terms, conditions or provisions of any Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clauses (ii) and (iii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 2.4 CONSENTS AND APPROVALS. Except for (i) any approvals or filings required by the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR ACT"), and the Competition Act (Canada), as amended (the "COMPETITION ACT"), (ii) any approvals, notice filings or applications for review required under the Investment Canada Act of 1985 (the "INVESTMENT CANADA ACT"), (iii) the Company Stockholder Approval and (iv) the filing with the SEC of the Proxy Statement, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby.

     SECTION 2.5 SEC DOCUMENTS; FINANCIAL STATEMENTS.

          (a) The Company has furnished or made available to Parent a true and complete copy of the Company SEC Documents with respect to periods beginning on or after December 29, 2002, and ending on the date hereof. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Company SEC Documents when filed, and if amended or supplemented as of the date of such amendment or supplement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) The audited consolidated financial statements and unaudited interim consolidated financial statements included in the Company SEC Documents (collectively, the "COMPANY FINANCIAL STATEMENTS") complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated. As of the date of the filing thereof, the Company Financial Statements fairly present in all material respects the consolidated financial condition and operating results of the Company and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

          (c) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the "SARBANES-OXLEY ACT") with respect to the Company SEC Documents, and the Company has furnished or made available to Parent a summary of any disclosure made by the Company's management to the Company's auditors and audit committee referred to in such certifications. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

          (d) The Company and its Subsidiaries have designed and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information required to be disclosed by the Company in the reports that the Company or such Subsidiary files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and (ii) has disclosed and reported, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to the Company's auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has heretofore furnished or made available to Parent complete and correct copies of the Company's final report to the audit committee of the Company Board for the fiscal years ended January 1, 2005, and December 31, 2005, and all subsequent regular quarterly updates, in each case in respect of the matters described in clause (ii) of the immediately preceding sentence.

          (e) Except for matters resolved prior to the date hereof and except as described in Section 2.5(e) of the Company Disclosure Schedules, (i) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or of any its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to the General Counsel or Chief Executive Officer of the Company.

          (f) As of the date of this Agreement, to the Knowledge of the Company, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body but that is not in effect as of the date of this Agreement that, if implemented, would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. From December 31, 2005 to the date hereof, (a) the Company and each of its Subsidiaries has conducted its business only in the ordinary course consistent with past practice; there has not been any change, event or condition that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and
(b) there has not been:

          (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock or Company Stock Options, Restricted Stock Units or Company Warrants;

          (ii) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;

          (iii) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries (each, a "PARTICIPANT") of any loan or any increase in any type of compensation, benefits, perquisites or any bonus or award, except for grants of normal cash bonus opportunities and normal increases of cash compensation (including compensation in connection with new hires), in each case in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of December 31, 2005, (B) any payment of any bonus to any Participant, except for bonuses paid in the ordinary course of business consistent with past practice, (C) any granting by the Company or any of its Subsidiaries to any Participant of any severance, change in control, termination or similar compensation, pay or benefits or increases therein, or of the right to receive any severance, change in control, termination or similar compensation, pay or benefits or increases therein, except (x) as was required under any employment, severance, termination or equity agreements in effect as of December 31, 2005, (y) in the ordinary course of business consistent with past practice in connection with new hires (i) to replace departed employees or (ii) otherwise in a manner that did not involve an aggregate liability of the Company with respect to severance, change in control, termination or similar benefits in excess of $750,000 and (z) in the ordinary course of business consistent with past practice in connection with promotions made in the ordinary course of business consistent with past practice, (D) any entry by the Company or any of its Subsidiaries into, or any amendment of, (i) any material employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, stock repurchase, stock option, consulting or similar agreement, commitment or obligation between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, and (ii) any agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of transactions involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement or (E) except as disclosed in the Company SEC Documents filed after December 31, 2005 but prior to the date hereof, granting or other issuance of any Company Stock Options or Restricted Stock Units;

          (iv) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect;

          (v) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries, except for any change which is not material or which is required by a change in GAAP or applicable Laws and Regulations;

          (vi) any material elections with respect to Taxes by the Company or any of its Subsidiaries or settlement or compromise by the Company or any of its Subsidiaries of any material Tax liability or refund;

          (vii) any entry into, or amendment, termination or waiver of, any Material Contract; or

          (viii) any revaluation by the Company or any of its Subsidiaries of any of the assets of the Company or any of its Subsidiaries, except insofar as may have been required by applicable Laws and Regulations or that would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 2.7 PAST BUSINESS PRACTICES. To the Knowledge of the Company, except as would not reasonably be expected to result in a Company Material Adverse Effect, since January 2, 2002, the business and services provided by the Company and its Subsidiaries have been conducted and rendered in a professional and competent manner consistent with prevailing standards, practices and customs at the time the services were rendered.

     SECTION 2.8 UNDISCLOSED LIABILITIES.

          (a) Neither the Company nor any of its Subsidiaries has any material obligations or liabilities of any nature (known or unknown, matured or unmatured, fixed, absolute, accrued, contingent or otherwise and whether due or to become due) other than (i) those set forth or adequately provided for in the consolidated balance sheet (and the related notes thereto) of the Company and its Subsidiaries as of December 31, 2005, (ii) those incurred in the ordinary course of business consistent with past practice since December 31, 2005, and
(iii) those incurred in connection with the execution of this Agreement.

          (b) Neither the Company nor any of its Subsidiaries has given or made any express warranties to any third parties with respect to any merchandise sold or services performed. To the Knowledge of the Company, there is no state of facts or event which could form the basis of a claim against the Company or any of its Subsidiaries for liability on account of any express or implied warranty that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 2.9 LEGAL PROCEEDINGS. Except as described in Section 2.9 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries, except as could not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect. To the Knowledge of the Company, there is no basis for any proceeding, claim or any action against the Company or any of its Subsidiaries that could reasonably be expected to have a Company Material Adverse Effect. There is no injunction, order, judgment or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect. The Company is in compliance with all material obligations with respect to prosecuting or defending each action listed on Section 2.9 of the Company Disclosure Schedules, and no such listed action, individually or in the aggregate, could reasonably be expected to have or result in a Company Material Adverse Effect.

     SECTION 2.10 TAXES AND TAX RETURNS.

          (a) (i) The Company and each of its Subsidiaries have filed or caused to be filed all material federal, state, local and foreign Tax returns and reports required to be filed with any Taxing Authority; (ii) all such Tax returns and reports are correct and complete in all material respects; (iii) the Company and its Subsidiaries have paid or caused to be paid all Taxes shown on such returns and reports as due and payable by any of such companies, other than any such Taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) in the Company Financial Statements dated as of December 31, 2005 contained in the Company SEC Documents filed prior to the date hereof (the "MOST RECENT FINANCIAL STATEMENTS"); (iv) the Company and each of its Subsidiaries do not have any material liability for Taxes for any current or prior tax periods in excess of the amount reserved or provided for in the Most Recent Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred Taxes to reflect temporary differences between tax and financial accounting bases); and (v) except as set forth in Section 2.10(a) of the Company Disclosure Schedules, the Tax returns referred to in clause (i) have been examined by the relevant Taxing Authority or the period for assessment of the Taxes in respect of which such Tax returns were required to be filed has expired.

          (b) No material Tax return of the Company or any of its Subsidiaries is under audit or examination by any Taxing Authority, and no written notice or, to the Knowledge of the Company, unwritten notice of such an audit or examination has been received by the Company or any of its Subsidiaries. Each material assessed deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid and there is no material assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes of the Company or any of its Subsidiaries.

          (c) There are no material disputes pending with respect to, or claims or assessments asserted in writing for any material amount of Taxes upon the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any material Tax return for any period.

          (d) Except as described in Section 2.10(d) of the Company Disclosure Schedules, since January 3, 2002, neither the Company nor any of its Subsidiaries has been required to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by the Company or any Subsidiary).

          (e) Neither the Company nor any of its Subsidiaries (i) is a party to a material Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common Parent of which is the Company) or (ii) has any material liability for the Taxes of any Person (other than any of the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (f) The Company and each of its Subsidiaries have withheld from their employees, customers and any other applicable payees proper and accurate amounts for all periods through the date hereof in compliance with all tax withholding provisions of applicable federal, state, local and foreign laws, except for such amounts that, individually or in the aggregate, are not material.

          (g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign tax withholding or reporting.

          (h) The Company has furnished or made available to Parent complete and accurate copies of all income and franchise Tax returns, and any amendments thereto, filed by the Company or any of its Subsidiaries for the preceding three taxable years.

          (i) Within the last three years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

          (j) The Company is not (and during the time period specified in Section 897(c)(1)(A)(ii) has not been) a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (k) Neither the Company nor any of its Subsidiaries has participated in any "listed transaction" as defined in Treasury Regulation Section 1.6011-4.

     SECTION 2.11 EMPLOYEE BENEFIT PLANS.

          (a) Section 2.11(a) of the Company Disclosure Schedules sets forth a list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit or executive compensation arrangements, agreements, perquisite programs or payroll practices, including any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options and restricted stock units (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, and any employment, change of control, severance, retention or consulting agreements or arrangements that are maintained by the Company, any Subsidiary or any entity within the same "controlled group" as the Company or Subsidiary, within the meaning of Section 4001(a)(14) of ERISA (a "COMPANY ERISA AFFILIATE") or to which the Company, any Subsidiary of the Company or Company ERISA Affiliate is obligated to contribute thereunder for current or former directors, officers, employees or consultants of the Company, any Subsidiary or Company ERISA Affiliate (the "COMPANY BENEFIT PLANS").

          (b) Except as described in Section 2.11(b) of the Company Disclosure Schedules, none of the Company Benefit Plans is a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA (a "COMPANY MULTIEMPLOYER PLAN") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "MULTIPLE EMPLOYER PLAN"). Except as described in Section 2.11(b) of the Company Disclosure Schedules, none of the Company, any Subsidiary nor any Company ERISA Affiliate has contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. Except as described in Section 2.11(b) of the Company Disclosure Schedules, none of the Company, any Subsidiary nor any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan, nor has any of them incurred any liability due to such withdrawal or the termination or reorganization of a Company Multiemployer Plan.

          (c) None of the Company Benefit Plans is a "single employer plan," as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. Neither the Company nor any Subsidiary maintains, or is required, either currently or in the future, to provide, welfare benefits to employees, former employees or retirees after their termination of employment and there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that could be reasonably expected to be a liability of the Company or any of its Subsidiaries following the Effective Time. "CONTROLLED GROUP LIABILITY" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and
(iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and
(v) under corresponding or similar provisions of foreign laws or regulations.

          (d) Except as would not reasonably be expected to result in a Company Material Adverse Effect, each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, and each trust maintained pursuant thereto, has been determined by the IRS to be so qualified, and, to the Company's Knowledge, nothing has occurred since the date of such determination with respect to such Company Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

          (e) Except as would not reasonably be expected to result in a Company Material Adverse Effect, all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, other than a failure to make contributions that is not material.

          (f) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Benefit Plans.

          (g) Except as would not reasonably be expected to result in a Company Material Adverse Effect, none of the Company, its Subsidiaries, the officers of the Company or any of its Subsidiaries or the Company Benefit Plans that are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer of the Company or any of its Subsidiaries to any tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or (1) of ERISA.

          (h) Except as set forth in Section 2.11(h) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the forgoing, except as set forth in Section 2.11(h) of the Company Disclosure Schedules, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be non-deductible for federal income tax purposes to the Company or any of its Subsidiaries due to Section 280G of the Code. No Company Benefit Plan is, or could be as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, in material violation of the provisions of Section 409A of the Code or the regulations promulgated thereunder.

          (i) True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been furnished or made available to Parent by the Company: (i) all current Company Benefit Plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500; (iii) the current summary plan descriptions and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.

          (j) Except as described in Section 2.11(j) of the Company Disclosure Schedules, there are no material (individually or in the aggregate) pending actions, claims or lawsuits that have been asserted, instituted or, to the Company's Knowledge, threatened, against the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

          (k) All Company Benefit Plans have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of applicable Laws and Regulations, including ERISA and the Code, respectively (including rules and regulations thereunder), and all employees required to be included as participants by the terms of such plans have been properly included, except to the extent that any failure to so include the employees would not subject the Company or any of its Subsidiaries to any material liability.

          (l) Except as would not result in any material liability to the Company or any of its Subsidiaries, all Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and
(iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

     SECTION 2.12 EMPLOYEE MATTERS.

          (a) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws and Regulations respecting the employment of employees and the engagement of leased employees, consultants and independent contractors, including all Laws and Regulations regarding discrimination and/or harassment, affirmative action, terms and conditions of employment, wage and hour requirements (including the proper classification, compensation and related withholding with respect to employees, leased employees, consultants and independent contractors), leaves of absence, reasonable accommodation of disabilities, occupational safety and health, workers' compensation and employment practices. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice. Except as listed on
Section 2.12(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any of its Subsidiaries.

          (b) Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

     SECTION 2.13 COMPLIANCE WITH APPLICABLE LAW AND REGULATORY MATTERS.

          (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have, since January 2, 2002, complied with all applicable Laws and Regulations and Authorizations, and are not in violation of, and have not received any notices of violation with respect to, any

Laws and Regulations or Authorizations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties.

          (b) Set forth on Section 2.13(b) of the Company Disclosure Schedules are all material licenses, permits, certificates, authorizations, variances and franchises (collectively the "AUTHORIZATIONS") held by the Company and each of its Subsidiaries, which constitute all material Authorizations necessary for the ownership or use of its assets and properties and the conduct of its business. Except as would not be material to the Company, all such Authorizations are in full force and effect and there are no proceedings pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

          (c) Section 2.13(c) of the Company Disclosure Schedules sets forth a description of each Governmental Order applicable to the Company or any of its Subsidiaries, and no such Governmental Order has had or would reasonably be expected to have a Company Material Adverse Effect.

          (d) Neither the Company nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

     SECTION 2.14 MATERIAL CONTRACTS.

          (a) Section 2.14(a) of the Company Disclosure Schedules lists, as of the date hereof, each of the following Contracts of the Company and each of its Subsidiaries (such Contracts, together with all the contracts and agreements disclosed in Section 2.14(a) of the Company Disclosure Schedules being, collectively, "MATERIAL CONTRACTS"):

          (i) any Contract entered into for the acquisition of the securities of or any material portion of the assets of any other Person;

          (ii) (A) all Contracts (or groups of related Contracts) that provide for, or pursuant to which the Company (together with its Subsidiaries) is reasonably likely to make or otherwise provide payments or consideration or other performance in an amount or value in excess of $150,000 in the aggregate during the calendar year ended December 31, 2006, or $750,000 in the aggregate over the remaining term of such Contract and, in each case, that cannot be cancelled by the Company or any of its Subsidiaries without penalty or further payment or without more than 60 days' notice and (B) all Contracts (or groups of related Contracts) that provide for, or pursuant to which the Company (together with its Subsidiaries) is reasonably likely to receive an amount or value in excess of $150,000 in the aggregate during 2006 or $750,000 in the aggregate over the remaining term;

          (iii) (A) exclusive dealing, requirements or take-or-pay Contracts or
     (B) Contracts containing any provision providing for an "earn-out," contingent purchase price or similar contingent payment obligation on the part of the Company or any Subsidiary of the Company;

          (iv) (A) any Contract evidencing a capitalized lease obligation or otherwise relating to Indebtedness of the Company or any of its Subsidiaries or relating to any direct or indirect guaranty, support, indemnification, assumption, endorsement, or similar commitment by the Company or any of its Subsidiaries with respect to obligations, liabilities or Indebtedness of any other Person, and (B) any Hedging Agreement;

          (v) all Contracts with any Governmental Entity;

          (vi) all Contracts that limit or purport to limit the ability of the Company or any of its Subsidiaries or Affiliates, or any of their respective employees to: (A) sell any products or services of or to any other Person, (B) engage in any line of business or (C) compete with or obtain products or services from any other Person or limit the ability of any Person to provide products or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time;

          (vii) all Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, director, officer, employee or holder of more than 1% of the Company Common Stock (or any of their respective Affiliates), on the other hand, other than (A) Contracts between the Company and any of its wholly-owned Subsidiaries, and (B) Contracts among wholly-owned Subsidiaries of the Company;

          (viii) all (A) leases (or groups of related leases) of personal property providing for annual rentals of $150,000 or more or aggregate future payments of $750,000 or more in either case that cannot be terminated on not more than 60 days' notice without payment by any Company or Subsidiary of the Company of any penalty of not more than $50,000 and
     (B) Real Property Leases;

          (ix) all Contracts under which the Company or any of its Subsidiaries has granted or received the right to use any Company Intellectual Property (other than licenses for readily available commercial software), including any Contract pursuant to which any Person is authorized to use or has an ownership or security interest in any Company Intellectual Property;

          (x) all Contracts relating to the disposition of any business or portion thereof (whether by merger, sale of stock, sale of assets, grant of right to acquire, use, access or otherwise), any product line, product group, or product offering or any material amount of assets;

          (xi) all Contracts (or groups of related Contracts) obligating the Company or any of its Subsidiaries to make capital expenditures in excess of $150,000 in any one year or $750,000 in the aggregate;

          (xii) all partnership, joint venture, agreement of alliance or cooperation or other similar agreements or arrangements or agreements providing for the formation of any such relationship or involving an equity investment by or in the Company or any of its Subsidiaries;

          (xiii) all Contracts (or groups of related Contracts) relating to research and development involving expenditures in excess of $150,000;

          (xiv) each (A) form of trust agreement (or similar Contract) generally utilized by the Company related to (i) cemetery merchandise and services,
     (ii) cemetery care or (iii) prearranged funerals (in each case, and any executed version that differs materially from the form) and (B) management or sales contract with respect to management of sales of any cemetery;

          (xv) all other Contracts (or groups of related Contracts) not made in the ordinary course of business involving payments to or from the Company and its Subsidiaries in excess of $750,000; and

          (xvi) all other Contracts, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or to the conduct of the business of the Company and its Subsidiaries, taken as a whole, or the absence of which would, in the aggregate, have a Company Material Adverse Effect.

          (b) The Company and each of its Subsidiaries have performed all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged to be in default in respect of, each Material Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, except as would not, individually or in the aggregate, be material to the Company. Each of the Material Contracts is in full force and effect and, upon consummation of the Merger, shall continue in full force and effect without penalty, acceleration, alteration, change in terms, termination, repurchase right or other adverse consequence, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Company's Knowledge, with respect to any other contracting party, that, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to the Company. True, correct and complete copies of all Material Contracts have been furnished or made available to Parent or filed prior to the date hereof as exhibits to the Company SEC Documents.

     SECTION 2.15 ENVIRONMENTAL LIABILITY.

          (a) The Company and each of its Subsidiaries has been since January 2, 2002 and currently is in compliance with all Environmental Laws, including possessing and complying with all Environmental Permits, except for such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect. To the Company's Knowledge, there are no conditions or circumstances that would limit or preclude it or its Subsidiaries from renewing such Environmental Permits.

          (b) There is no pending or, to the Knowledge of the Company, threatened investigation, action, claim, lawsuit, review or administrative proceeding against the Company or any of its Subsidiaries, under or pursuant to any Environmental Law (an "ENVIRONMENTAL CLAIM"), that would reasonably be expected to have a Company Material Adverse Effect.

Neither the Company nor any of its Subsidiaries has received any notice, notification, demand, citation, summons or order from any Person alleging that the Company or any of its Subsidiaries has been or is in violation of any Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved and would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any request for information from any Person related to liability under or compliance with any applicable Environmental Law, except for such matters as would not, if they matured into a claim against the Company or any of its Subsidiaries, reasonably be expected to have a Company Material Adverse Effect.

          (c) With respect to the real property that is currently owned, leased or operated by the Company or any of its Subsidiaries, there have been no contaminations, spills, discharges or releases (as such term is defined by CERCLA without regard to the exceptions therein) of Hazardous Substances on, underneath, or migrating to or from any of such real property that would reasonably be expected to have a Company Material Adverse Effect.

          (d) With respect to real property that was formerly owned, leased or operated by the Company or any of its Subsidiaries, to the Knowledge of the Company, there were no contaminations, spills, discharges or releases (as such term is defined by the CERCLA without regard to the exceptions therein) of Hazardous Substances on, underneath, or migrating to or from any of such real property during or prior to the Company's or any of its Subsidiaries' ownership or operation of such real property that would reasonably be expected to result in a Company Material Adverse Effect.

          (e) Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has entered into or agreed to, or is otherwise subject to, any judgment relating to any Environmental Law or to the investigation or remediation of Hazardous Substances.

          (f) Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there has been no treatment, storage or release of any Hazardous Substances that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has retained or assumed, either contractually or by operation of law.

          (g) Except as disclosed in Section 2.15(g) of the Company Disclosure Schedules, there are no underground storage tanks at, on, under or about (i) any Real Property or (ii) to the Knowledge of the Company, any other property operated by the Company or any of its Subsidiaries.

          (h) Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and except as described in Section 2.15(h) of the Company Disclosure Schedules, to the Knowledge of the Company, any asbestos-containing material that is at, under or about property owned, operated or leased by the Company or any of its Subsidiaries is non-friable or encapsulated and in good condition according to the generally accepted standards and practices governing such material, and its presence or current condition does not violate or otherwise require abatement or removal pursuant to any applicable Environmental Law. No matter listed on Section 2.15(h) of the Company Disclosure Schedules, individually or in the aggregate, could reasonably be expected to have or result in a Company Material Adverse Effect.

          (i) The Company and its Subsidiaries have furnished or made available to Parent complete and correct copies of all material environmental site assessment reports, studies, and correspondence on environmental matters (in each instance relevant to the Company or its Subsidiaries) relating to their respective operations, assets, businesses or properties.

          (j) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans (A) that could reasonably be expected to interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws or (B) that could reasonably be expected to give rise to any liability or other obligation of the Company or any of its Subsidiaries under any Environmental Laws.

     SECTION 2.16 INSURANCE. The Company has in full force and effect the insurance coverage with respect to its business and the businesses of its Subsidiaries set forth in Section 2.16 of the Company Disclosure Schedules. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened early termination of, or material premium increase with respect to, any of such policies.

     SECTION 2.17 INTELLECTUAL PROPERTY.

          (a) The Company or its Subsidiaries owns or has the right to use all Intellectual Property necessary to conduct the Company's and its Subsidiaries' businesses as presently conducted ("COMPANY INTELLECTUAL PROPERTY").

          (b) The Company Intellectual Property is valid and enforceable and is not subject to any outstanding judgment, injunction, order, decree or agreement threatening the ownership, validity or use thereof by the Company or any of its Subsidiaries.

          (c) To the Knowledge of the Company, the conduct of the Company's and its Subsidiaries' businesses or use by the Company or any of its Subsidiaries of the Company Intellectual Property does not infringe, violate, misappropriate or misuse any intellectual property rights or any other proprietary right of any Person or give rise to any obligations to any Person.

          (d) To the Knowledge of the Company, the Company Intellectual Property is not being infringed by any other Person.

          (e) Section 2.17(e) of the Company Disclosure Schedules sets forth a list of all licenses, sublicenses and other agreements to which the Company or any Subsidiary is a party and pursuant to which any material Intellectual Property (i) is licensed (A) by the Company or any of its Subsidiaries to any Person (other than the Company or any such Subsidiary) or (B) by any Person (other than the Company or such Subsidiary) to the Company or any such Subsidiary or (ii) is developed (A) by the Company or any of its Subsidiaries for any Person (other than the Company or any such Subsidiary) or (ii) by any Person (other than the Company or any such Subsidiary) for the Company or any such Subsidiary.

          (f) Except as described in Section 2.17(f) of the Company Disclosure Schedules, other than the standard restrictive terms of "shrink-wrap" license agreements of "off-the-shelf" software that is generally available for purchase by Parent or its Subsidiaries for less than $100,000 for all of such software, there are no restrictions on the direct or indirect transfer of any Intellectual Property owned by the Company or any Subsidiary of the Company or any license, or any interest therein, held by the Company or any such Subsidiary in respect of any Intellectual Property, and neither the Company nor any of its Subsidiaries has granted any material license, authorization or permission to use any such Intellectual Property.

     SECTION 2.18 ASSETS AND PROPERTY.

          (a) Except as described in Section 2.18(a) of the Company Disclosure Schedules, the Company and its Subsidiaries have good and marketable title to or a valid leasehold estate, free and clear of any Liens (other than Permitted Liens), in all properties and assets reflected on the December 31, 2005 balance sheet contained in the Most Recent Financial Statements or acquired after the date thereof (except for properties or assets subsequently sold, and leases that are subsequently terminated, in the ordinary course of business or otherwise as contemplated by this Agreement).

          (b) Section 2.18(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned in fee simple by the Company or any of its Subsidiaries (collectively, the "OWNED REAL PROPERTY"). Except as described in Section 2.18(a) of the Company Disclosure Schedules, the Company (either directly or through one of its Subsidiaries) has good and marketable fee simple title, free and clear of any Liens (other than Permitted Liens), to each such parcel of Owned Real Property. Except as described in
Section 2.18(b) of the Company Disclosure Schedules, with respect to each such parcel of Owned Real Property: (i) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person (other than the Company or any of its Subsidiaries) the right of use or occupancy of any portion of such parcel; and (ii) there are no outstanding rights of first refusal or first offer or options or other third-party rights to purchase such parcel.

          (c) Section 2.18(c) of the Company Disclosure Schedules sets forth a true, correct and complete list of all of Real Property Leases and each leased and subleased parcel of real property in which the Company or any of its Subsidiaries is a tenant or subtenant (collectively, the "LEASED REAL PROPERTY") and for each Real Property Lease indicates: (i) its term and any options to extend the term; and (ii) the current rent payable (including all occupancy costs other than utilities). The Company (either directly or through one of its Subsidiaries) holds a valid and existing leasehold or subleasehold interest as applicable in the

Leased Real Property under each of the Real Property Leases listed in Section 2.18(c) of the Company Disclosure Schedules. The Company has furnished or made available to Parent and Merger Sub true, correct and complete copies of each of the Real Property Leases, including all material amendments, modifications, side agreements, consents, subordination agreements and guarantees. To the Knowledge of the Company: (A) there are no material disputes, oral agreements or rent forbearance programs in effect as to any Real Property Lease; (B) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Real Property Lease; (C) the Company (either directly or through one of its Subsidiaries) is in possession, and no party other than the Company and its Subsidiaries has the right to possession, of any real property demised under the Real Property Lease; and (D) each guaranty by the Company or any of its Subsidiaries is in full force and effect and no default has occurred thereunder.

          (d) The Owned Real Property and the Leased Real Property are referred to collectively herein as the "REAL PROPERTY." Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company has not received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, to the Company's Knowledge, there are no such proceedings threatened, affecting any portion of the Real Property and (ii) the Company has not received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and, to the Company's Knowledge, there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Real Property.

          (e) To the Knowledge of the Company, there are no violations of any covenants, conditions, restrictions, easements, agreements or orders that affect such Real Property or the use or occupancy thereof other than those that do not, individually or in the aggregate, constitute a Company Material Adverse Effect. To the Knowledge of the Company, all developed but unsold and undeveloped areas existing within the cemeteries operated by the Company are fully useable for cemetery purposes, without material legal, environmental or physical restriction or impediment of any kind, except normally associated costs of cemetery preparation and development.

          (f) As of January 1, 2006, the acreage of Rose Hills included (i) at least 1,430 total acres, (ii) at least 303 acres that are readily developable for cemetery purposes and (iii) at least 367 acres of rugged terrain.

     SECTION 2.19 INVESTMENTS.

          (a) All funds received by the Company or any of its Subsidiaries in connection with funeral or cemetery preneed agreements or for undelivered funeral or cemetery merchandise and services ("PRENEED AGREEMENTS"), as well as all funds designated for endowment or perpetual care have been deposited on a timely basis in appropriate accounts and administered and reported in all material respects (i) in accordance with the terms of agreements with the purchasers and (ii) as required by applicable Laws and Regulations. On an aggregate basis, the principal and interest earnings of the accounts, trusts or other deposits held pursuant to Preneed Agreements is equal to or greater than the cost of performing such Preneed Agreements.

          (b) The Company and its Subsidiaries, and any preneed funeral trust, cemetery care trust, cemetery merchandise and services trust or similar entity established by the Company or any such Subsidiary, have good and marketable title to all securities, mortgages and other investments (collectively, the "INVESTMENTS") owned by the Company and its Subsidiaries and any such trust or similar entity established by the Company or any such Subsidiary.

          (c) None of the Investments is in material default, and all Investments held in any such trust or similar entity are in compliance with industry regulatory standards and are owned and administered in accordance with prudent man trust standards; and all Investments owned by the Company and its Subsidiaries are investment grade debt obligations, repurchase agreements having a maturity of no more than 30 days or insurance policies.

     SECTION 2.20 PRENEED INSURANCE.

          (a) The Company has furnished or made available to the Parent and Merger Sub all regulatory examination reports for Mayflower National Life Insurance Company and National Capital Life Insurance Company since December 31, 2002 and for Security Plan Life Insurance Company from December 31, 2000 through October 1, 2004. Except for filings with the SEC, the Company and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other material documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2002 with any Governmental Entity related to insurance or holding or investing funds for or on behalf of, or otherwise for the benefit of, third parties (the "OTHER COMPANY DOCUMENTS"), and have paid all material taxes, fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception with respect to any report or statement relating to any examination of the Company or any of its Subsidiaries related to insurance or holding or investing funds for or on behalf of, or otherwise for the benefit of, third parties. No Other Company Documents, as of their respective dates, except as amended or supplemented by an Other Company Document filed prior to the date hereof, contained, and no Other Company Documents filed subsequent to the date hereof will contain as of their respective dates, any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has furnished or made available to Parent a true and complete copy of each material Other Company Document.

          (b) Except as set forth in Section 2.20(b) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity related to insurance or holding or investing funds for or on behalf of, or otherwise for the benefit of, third parties that restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy, its policies, its management or its business.

     SECTION 2.21 TAKEOVER STATUTES; CHARTER PROVISIONS. The Company Board has unanimously approved the Merger and this Agreement and the transactions contemplated thereby, and such approval is sufficient to render inapplicable to the Merger and this Agreement and the transactions contemplated thereby the limitations on business combinations contained in any restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar anti-takeover statute or regulation (including Section 203 of Delaware Law to the extent applicable) ("TAKEOVER STATUTE") or restrictive provision of any applicable anti-takeover provision in the Company's Certificate of Incorporation or Bylaws. No other state anti-takeover statute or similar statute or regulation or other comparable anti-takeover provision of the Company's Certificate of Incorporation or Bylaws applies to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

     SECTION 2.22 OPINION. Prior to the execution of this Agreement, the Company has received an opinion from the Financial Advisor to the effect described in
Section 2.3(b). Such opinion has not been amended or rescinded as of the date hereof.

     SECTION 2.23 BROKER'S FEES. Except for the Financial Advisor, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement. The Company has heretofore furnished or made available to Parent a complete and correct copy of all agreements between the Company or any of its Subsidiaries and the Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     SECTION 2.24 COMPANY INFORMATION. The Proxy Statement will not, at the date it is first mailed to shareholders of the Company or at the time of the Company Stockholders' Meeting (other than with respect to any information supplied by Parent or Merger Sub for inclusion therein), contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that this representation and warranty shall not apply to any information that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to Parent and Merger Sub, and the Company uses its reasonable best efforts, with the reasonable cooperation of Parent and Merger Sub, to prepare, file or disseminate updated information to the extent required by applicable Laws and Regulations. The Company will cause the Proxy Statement and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by Parent or Merger Sub specifically for inclusion therein.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent represents and warrants to the Company as follows:

     SECTION 3.1 CORPORATE ORGANIZATION, STANDING AND POWER. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Parent Material Adverse Effect. Parent has furnished or made available to the Company a true and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

     SECTION 3.2 AUTHORITY; NO VIOLATION.

          (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under the Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the Boards of Directors of Parent and Merger Sub. No other corporate proceedings (including any required approvals of the holders of any class of capital stock of Parent) on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws and Regulations generally affecting the rights of creditors and subject to general equity principles.

          (b) Neither the execution and delivery of this Agreement by Parent nor Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws (or comparable organizational documents) of Parent or Merger Sub, (ii) assuming that the consents and approvals referred to in Section
3.3 are duly obtained, and except as set forth on Section 3.2 of the Parent Disclosure Schedules, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Merger Sub or either of their respective properties or assets or (iii) assuming that the consents and approvals referred to in Section 3.3 are duly obtained, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Merger Sub is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clauses (ii) and (iii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that, either individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 3.3 CONSENTS AND APPROVALS. Except for (i) any approvals or filings required by the HSR Act and the Competition Act, (ii) any approvals, notice filings or applications for review required under the Investment Canada Act,
(iii) the filing by the Company with the SEC of the Proxy Statement, and (iv) the consents, notices and approvals set forth in Section 3.3 of the Parent Disclosure Schedules, no consents or approvals of or filings or registrations with any Governmental Entity or third party on the part of Parent or Merger Sub are necessary in connection with (A) the execution and delivery by Parent and Merger Sub of this Agreement and (B) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

     SECTION 3.4 DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that this representation and warranty shall not apply to any information so provided by Parent or Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to the Company, and Parent and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by applicable Laws and Regulations.

     SECTION 3.5 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and as of the date hereof, has engaged in no other business activities and has conducted its operations only as contemplated hereby and is a duly incorporated, validly existing direct, wholly-owned Delaware subsidiary of Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, including the financing contemplated by Section 4.4 hereof, and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, including the financing contemplated by Section 4.4 hereof, Merger Sub has not incurred, directly or indirectly through any Subsidiary, any material obligations or liabilities or entered into any agreement or arrangements with any Person.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     SECTION 4.1 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries, to (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to preserve intact its present business organizations, maintain its rights and franchises, and maintain its relationships with and goodwill of customers, suppliers, distributors, licensors, licensees, contractors and others having significant business dealings with it, (c) use reasonable best efforts to keep available to itself and Parent the present services of the officers and employees of the Company and each such Subsidiary, (d) use its reasonable best efforts to maintain and keep its properties and assets in as good repair and condition as at present and (e) take no action that would adversely affect or delay in any material respect the ability of either Parent or the Company to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby.

     SECTION 4.2 CONDUCT OF BUSINESS OF THE COMPANY. Without limiting the generality of Section 4.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as set forth in Section 4.2 of the Company Disclosure Schedules or except as expressly contemplated by this Agreement, the Company shall not do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following:

          (a) Amend, modify, alter or rescind its certificate or articles of incorporation, bylaws or other charter or organizational or governing documents or any Company Warrants;

          (b) (i) Split, combine or reclassify any shares of its capital stock, declare, set aside or pay or agree to pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) (except dividends from wholly owned Subsidiaries of the Company) or (ii) redeem, purchase or otherwise acquire any of its securities or any securities of its Subsidiaries (except for (A) redemptions or acquisitions from current or former employees, directors and consultants in accordance with agreements as in effect on the date hereof and listed in Schedule 4.2(b) of the Company Disclosure Schedules and (B) any transactions effected or facilitated by the Company or any of its Subsidiaries in accordance with the terms of the Company's employee stock purchase plan, as amended in accordance with Section 5.9 hereof);

          (c) Except to the extent required by law or under any Company Benefit Plan (as described on Section 4.2(c) of the Company Disclosure Schedules), grant, accelerate, amend or change the period of exercisability or vesting of any options, stock appreciation right, warrant, commitment, subscription, right to purchase, or other right to acquire Company Common Stock or other equity or voting securities of the Company or the equivalents of any of the foregoing granted under any Company Benefit Plan or Company Stock Plan or otherwise authorize cash payments in exchange for any of the foregoing granted under any of such plans;

          (d) Except to the extent required by law or under any Company Benefit Plan or other existing contractual arrangements as in effect as of the date hereof and, in either event, set forth on Section 4.2(d) of the Company Disclosure Schedules, (i) pay, grant, issue, guarantee or accelerate vesting of payments or benefits to any of its current or former directors, officers, employees or consultants or otherwise pay any amounts or provide any benefits to which any such individual is not entitled on the date hereof, (ii) hire any officer, director, employee or consultant having a base rate of compensation in excess of $150,000 annually or enter into any employment agreement with any director, officer, employee or consultant, (iii) increase in any manner the salary, fees, bonuses or other compensation or employee benefits (whether in stock, cash or otherwise) of any director, officer, consultant or employee, except (A) for increases in annual base salary in the ordinary course of business consistent with past practice for employees other than executive officers and directors of the Company that, in the aggregate, do not result in an increase in salaries in the aggregate for all employees (other than executive officers and directors) of more than 3%, or (B) as required under existing agreements as in effect on the date hereof and set forth on Section 4.2(d) of the Company Disclosure Schedules, (iv) amend, modify or increase compensation or benefits provided under or terminate any Company Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, except as may be required by law, (v) fund or make any contribution to any Company Benefit Plan or any related trust or other funding vehicle, other than regularly scheduled contributions to trusts funding qualified plans, (vi) change the actuarial assumptions applicable to any Company Benefit Plan or related trust, except as may be required by law or (vii) increase the total number of employees of the Company and its Subsidiaries except by DE MINIMIS amounts;

          (e) Authorize for issuance, issue, sell, deliver, dispose of, encumber, or pledge any stock of any class or any securities or any other equity interests or voting securities of the Company or any Subsidiary, other than: (i) the issuance of no more than 75,000 Company Options (having a fair market value exercise price) and no more than 5,000 Restricted Stock Units, in each case in connection with new hires or ordinary course promotions in amounts and circumstances consistent with past practice, to persons that are neither executive officers nor directors of the Company on the date hereof; (ii) the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding or issued pursuant to clause (i) above, and pursuant to the terms of the DCP, in each case, pursuant to the Company Stock Plans as in effect on the date hereof; (iii) the issuance of shares of Company Common Stock upon the exercise of Company Warrants outstanding as of the date hereof; (iv) the requirements of the Restricted Stock Units outstanding as of the date hereof or issued pursuant to clause (i) above; (v) the issuance of shares of Company Common Stock pursuant to the Plan; and (vi) pursuant to any other agreements existing on the date hereof and disclosed on Section 4.2(e) of the Company Disclosure Schedules;

          (f) Transfer to any person or entity any rights in or to its Intellectual Property other than the transfer of non-exclusive rights to its Intellectual Property in the ordinary course of business consistent with past practice;

          (g) Acquire, sell, transfer, lease (as lessee or lessor), encumber or dispose of any assets (other than sales of inventory in the ordinary course consistent with past practice) that, in the aggregate, are material to the Company and its Subsidiaries taken as a whole, or enter into, extend or renew any commitment or transaction which is likely to involve payments by the Company during the first 12 months of such commitment or transaction in excess of $150,000 or $750,000 in the aggregate over the full term of such commitment or transaction, or that cannot be terminated by the Company or such Subsidiary (without penalty) on less than 90 days' notice;

          (h) (i) Incur any Indebtedness for borrowed money other than borrowings pursuant to the Company's and its Subsidiaries' revolving credit arrangements in effect on the date hereof in the ordinary course, consistent with past practice, for working capital purposes, (ii) issue, sell or amend any debt securities or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances or capital contributions to, or investment in, or repay any Indebtedness owing to, any Person other than the Company or any of its wholly owned Subsidiaries in an amount in excess of $1,000,000 other than the repayment of Indebtedness existing as of the date hereof at maturity in accordance with its terms or make any change in its existing borrowing or lending arrangements for or on behalf of any such Person, whether pursuant to an employee benefit plan or otherwise; (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; (v) mortgage, pledge or otherwise encumber any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon other than Permitted Liens in the ordinary course of business, consistent with past practice; (vi) waive or release any rights of material value; or (vii) amend any Hedging Agreement.

          (i) Enter into, renew or amend any Real Property Lease or material operating lease for personal property, in any case requiring total payments over the course of such lease of more than $250,000;

          (j) Pay, discharge, settle, compromise, commence or satisfy in an amount individually or in the aggregate in excess of $750,000 any material claims, actions, litigation, arbitration (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or to the extent provided for in reserves specific to such claim, liability or obligation and specifically reflected on the balance sheet as of December 31, 2005 included in the Company SEC Documents filed prior to the date hereof.

          (k) (i) Acquire (by merger, consolidation, or acquisition of stock or assets or any other means) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any joint venture, partnership or other similar arrangement or form any other new material arrangement for the conduct of business or amend or modify any such joint venture, partnership or other arrangement; or (iii) other than as specifically included in the Company's annual budget for the fiscal year ending December 30, 2006, attached in Section 4.2(k)(iii)(a) of the Company Disclosure Schedules, pursuant to and on the existing disclosed terms of the Company's open authorizations for expenditures and other contracts or commitments set forth in
Section 4.2(k)(iii)(b) of the Company Disclosure Schedules, or (after consultation with Parent) to the extent required by law, authorize any new capital expenditure, additions, improvements or other expenditures which, individually, is in excess of $150,000 or, in the aggregate, are in excess of $750,000;

          (l) (i) Permit any insurance policy or policies naming it as a beneficiary or a loss payable payee, which policy or policies, individually or in the aggregate, is/are material to the Company and its Subsidiaries taken as a whole, to be canceled, terminated or the amount of coverage available therefrom materially reduced without notice to Parent unless the Company or one of its Subsidiaries shall have obtained a comparable replacement policy, or (ii) enter into any insurance policy or policies naming it as a beneficiary or a loss payable payee, which policy or policies, individually or in the aggregate, is/are material to the Company and its Subsidiaries taken as a whole; PROVIDED THAT, a reduction in the term of any of the Company's insurance policies upon renewal shall not be deemed a material reduction in the amount of insurance coverage;

          (m) Adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company or any of its Subsidiaries, except for any such transactions solely among wholly-owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness;

          (n) Make any material Tax election, change any material method of Tax accounting or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, and, in any event, the Company shall consult with Parent before filing or causing to be filed any material Tax return of the Company or any of its Subsidiaries, except to the extent such Tax return is filed in the ordinary course of business consistent with past practice, and before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company or any of its Subsidiaries;

          (o) Except as may be required as a result of a change in law or in GAAP, make any change to the financial accounting principles or practices used by it, or to its credit practices or its methods of maintaining its books, accounts or business records;

          (p) Revalue in any material respect any of its assets, including writing down the value of inventory beyond the current obsolescence reserve or writing off notes or accounts receivable other than in the ordinary course of business;

          (q) (i) Except in the ordinary course of business consistent with past practice, (i) terminate, amend or modify (in any material respect), or waive any material provision of, any Material Contract, or (ii) enter into any Contract that would have been a Material Contract had it been entered into prior to the execution of this Agreement;

          (r) Enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (i) sell any products or services of or to any other Person,
(ii) engage in any line of business, or (iii) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time;

          (s) Engage in the conduct of any new line of business;

          (t) Close any facilities of the Company or any Subsidiary of the Company or discontinue any line of business.

          (u) Take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in
Article VI not being satisfied, or in a violation of any provision of this Agreement;

          (v) Take, authorize, or agree in writing or otherwise to take or authorize, any of the actions prohibited in Sections 4.2(a) through (u).

     SECTION 4.3 NO SOLICITATION.

          (a) The Company shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of the Company or any of its Subsidiaries (collectively, the "COMPANY REPRESENTATIVES") to, (i) directly or indirectly solicit, initiate, or knowingly encourage any Takeover Proposal, (ii) directly or indirectly participate in any discussions or negotiations with, or furnish any non-public information or data relating to the Company or its Subsidiaries to, any Third Party in connection with any Takeover Proposal or knowingly take any other action to facilitate any other inquiries or the making of any proposal that constitutes, or that reasonably may be expected to lead to, any Takeover Proposal, or (iii) except as permitted by Section 4.3(b) below, enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; provided, however, that, subject to compliance with
Section 4.3(b), nothing contained in this Section 4.3(a) shall prohibit the Company or its Board of Directors from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (B) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company Board, after receiving advice from outside counsel, is required under applicable Laws and Regulations. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding two sentences by any Company Representative, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 4.3(a) by the Company. Notwithstanding the foregoing, prior to the Approval Date, the Company may, in response to an unsolicited Takeover Proposal received by the Company which did not result from a breach of Section
4.3 and which the Company Board determines in good faith, after consultation with outside counsel and financial advisors, is or may reasonably lead to a Superior Proposal, furnish information concerning its business, properties or assets to any Third Party making such Takeover Proposal, and may negotiate and participate in discussions and negotiations with such Third Party concerning a Takeover Proposal if such Third Party has submitted a Superior Proposal that is pending at the time the Company determines to take such action if, and only to the extent that and so long as, (A) the Company and its Subsidiaries are otherwise in compliance with Section 4.3 (including, prior to furnishing such information to, or entering into discussions or negotiations with, such Third Party, by providing written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Third Party), (B) prior to furnishing such information to such Third Party, the Company receives from such Third Party an executed confidentiality agreement with terms substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement, and (C) in accordance with the following sentences, the Company keeps Parent informed, on a current basis, of the status and details of any such discussions or negotiations as provided above. The Company will promptly (and in any event within two Business Days) notify Parent in writing, of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Takeover Proposal, and the Company's response thereto, and the Company will promptly communicate to Parent the material terms and conditions of any proposal, discussion, negotiation or inquiry that it may receive and the identity of the Third Party making such proposal or inquiring or engaging in such discussions or negotiations. The Company will keep Parent reasonably informed of the status and details of any such Takeover Proposal and any amendments or revisions thereto. The Company shall promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to the Third Party making such Takeover Proposal or its representatives which was not previously provided to Parent.

     As used in this Agreement, the following terms have the meanings set forth below:

     "SUPERIOR PROPOSAL" means an unsolicited bona fide written proposal by a Third Party to acquire, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding or assets that constitute 50% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of its Subsidiaries, (i) on terms that the Company Board determines in good faith (after consultation with its independent financial advisors) to be more favorable to the Company's stockholders from a financial point of view than the Merger and (ii) that, in the good faith judgment of the Company Board, is reasonably likely to be consummated, taking into consideration (with respect to both subsections (i) and (ii) hereof) all financial, regulatory, legal and other aspects of such proposal.

     "TAKEOVER PROPOSAL" means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets that constitute (i) 20% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, (ii) 20% or more of any class of equity securities of the Company or any of its Subsidiaries or (iii) any part of Rose Hills (other than immaterial assets that are not part of, or necessary to, the core business of Rose Hills), in any case, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to the Company or any of its Subsidiaries.

     "THIRD PARTY" means any Person or group other than Parent, Merger Sub or any Subsidiary thereof.

          (b) Except as set forth in this Section 4.3(b), neither the Company Board nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Takeover Proposal, (ii) cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Takeover Proposal or (iii) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation. Notwithstanding the foregoing provisions of this Section 4.3, prior to the Approval Date, the Company Board may (A) approve or recommend a Superior Proposal, or (B) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to a Superior Proposal, (x) in either case, if the Company shall have terminated this Agreement and shall have paid any applicable fee required by Section 7.3 and (y) in either case, if at least five Business Days shall have passed following Parent's receipt of written notice from the Company advising Parent that the Company Board has received such a

Superior Proposal that it intends to approve, recommend or accept, specifying all material terms and conditions of such Superior Proposal (including the identity of the Third Party making the Superior Proposal and a copy of any proposed agreements with respect thereto), and Parent does not make an offer that the Company Board shall have concluded in its good faith judgment, after consultation with its financial advisors and outside counsel, is at least as favorable to the Company's stockholders as such Superior Proposal. In addition, notwithstanding the foregoing, if prior to the Approval Date the Company Board determines in good faith, after consultation with outside counsel, that failure to so withdraw or modify the Company Board Recommendation would be inconsistent with the Company Board's exercise of its fiduciary duties, the Company Board may withdraw or modify the Company Board Recommendation.

     SECTION 4.4 FINANCING ASSISTANCE.

          (a) From the date hereof until the Effective Time, the Company and its Subsidiaries shall, and shall use their reasonable best efforts to cause each of their respective officers, directors, employees and Representatives to, provide all cooperation reasonably requested by Parent in connection with the arrangement of Parent's financing of the Merger or other filings or financings of Parent (the "FINANCING"), including (A) causing appropriate officers and employees to be available, on a customary basis and on reasonable advance notice, to meet with prospective lenders and investors in meetings, drafting sessions, due diligence sessions, management presentations, road shows and sessions with rating agencies, (B) assisting with the preparation of materials for rating agency presentations, business projections and financial statements (including those required by the SEC), and assisting Parent in preparing offering memoranda, private placement memoranda, prospectuses and similar documents, (C) causing its independent accountants to provide reasonable assistance to Parent, including providing consent to Parent to prepare and use their audit reports and SAS 100 reviews relating to the Company and its Subsidiaries and to provide any necessary "comfort letters" and (D) causing its attorneys to provide reasonable assistance to Parent, including to provide any necessary and customary legal opinions, (E) obtaining any necessary rating agencies' confirmations or approvals for the Financing and (F) executing and delivering any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including allowing for a certificate of the chief financial officer of the Company with respect to solvency or other matters. The Company will provide to Parent and its financing sources as promptly as practicable any audited, unaudited and pro forma and other financial information or data that are reasonably required in connection with the Financing.

          (b) Without limiting the foregoing, at the request of Parent, prior to the Effective Time, Company shall use its reasonable best efforts to cooperate with Parent and Merger Sub in obtaining any consents or waivers to, and giving notices of redemption in respect of, any of its Indebtedness, provided that Company shall not be required to permit any of the foregoing to become effective prior to the Effective Time. At the request of Parent, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to commence consent solicitations or issuer tender or exchange offers with respect to their respective Indebtedness as and at the times that Parent shall request ("CONSENT/TENDER OFFERS"), in each case with the cooperation of Parent and Merger Sub and using agents chosen by Parent. All Consent/Tender Offers shall be in accordance with applicable Laws and Regulations and shall be on the terms and conditions reasonably specified by Parent; PROVIDED, THAT all Consent/Tender Offers (and all obligations to make any payments to holders of all or any portion of any Indebtedness in connection therewith or to modify the terms or provisions of any Indebtedness) shall be conditioned upon the consummation of the Merger, and shall terminate immediately upon the termination of this Agreement prior to the Effective Time. In addition, at the request of Parent, the Company shall arrange to repay any outstanding Indebtedness under its credit agreement effective at the Effective Time.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

     SECTION 5.1 REGULATORY MATTERS.

          (a) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable. Notwithstanding the previous sentence, prior to responding to any comments of the SEC or its staff, the Company shall (i) notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information, (ii) provide Parent with the Company's proposed responses to the comments of the SEC or its staff for Parent's review, and (iii) reasonably respond to or incorporate Parent's comments. The Company will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Stockholders' Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. The Company shall consult with Parent (and reasonably respond to or incorporate Parent's comments) prior to mailing any Proxy Statement, or any amendment or supplement thereto. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

          (b) Subject to Section 5.1(d), each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, the Merger, including (i) the taking of all reasonable steps to obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings and applications with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including filing as promptly as practicable after the date hereof a Notice of Investment under Section 12 of the Investment Canada Act and if Parent reasonably determines that it is required (after consultation with its and the Company's counsel), as promptly as practicable after making such determination, an application for review under the Investment Canada Act (it being understood that the parties will use their reasonable best efforts to bring any such review under the Investment Canada Act to a conclusion as promptly as reasonably practicable), (ii) the taking of all reasonable steps to obtain all necessary consents or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have vacated or reversed any decree, order or judgment entered by any court or other Governmental Entity that would restrain, prevent or delay the Closing and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Subject to applicable Laws and Regulations relating to the exchange of information, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the U.S. Federal Trade Commission, or any other Governmental Antitrust Entity and (iii) furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the Merger. Each party shall provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Merger or the other transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1 as "Antitrust Counsel Only Material." Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.1, materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries or as regards Parent's plans for conducting its business or that of the Company after the transactions contemplated by this Agreement.

          (c) Without limiting the generality of the undertakings pursuant to this Section 5.1, but subject to Section 5.1(d), the parties hereto shall: (i) provide or cause to be provided promptly to Governmental Entities with regulatory jurisdiction over enforcement of any applicable federal, state, local or foreign antitrust or competition law, regulation or order ("ANTITRUST LAWS" and each such Governmental Entity, a "GOVERNMENTAL ANTITRUST ENTITY") information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any Antitrust Laws promptly following the date of this Agreement and thereafter to respond promptly (and within the time frame specified by Parent in accordance with Section 5.1(d)) to any request for additional information, data or documentary material that may be made under the HSR Act or the Competition Act and any additional consents and filings under any Antitrust Laws; (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by this Agreement by any Governmental Antitrust Entity; and (iii) use their reasonable best efforts to resolve any objections and challenges, including by contest through litigation on the merits, negotiation or other action, that may be asserted by any Governmental Antitrust Entity with respect to the transactions contemplated by this Agreement under the HSR Act and any Antitrust Laws.

          (d) The parties shall take all actions necessary to avoid or eliminate each and every impediment under any Antitrust Laws so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of the Company, Parent and their respective Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit Parent's or its Subsidiaries' freedom of action (other than as would allow Parent to terminate this Agreement under Section 7.1(i)) with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Company, Parent and their respective Subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any suit or proceeding under any Antitrust Laws, which would otherwise have the effect of preventing the Closing, and in that regard Parent and, if requested by Parent, the Company shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action (other than as would allow Parent to terminate this Agreement under Section 7.1(i)) with respect to, or Parent or Parent's Subsidiaries' ability to retain, any of the businesses, product lines or assets of the Company, Parent or any of their respective Subsidiaries, provided that any such action shall be conditioned upon the consummation of the Merger. Notwithstanding anything in this Agreement to the contrary, in no event will Parent or Merger Sub be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of Parent, (i) could be expected to result in divestiture of, or operational restrictions on, businesses, product lines or assets (of the Company, Parent or Subsidiaries of either) having aggregate revenues in the twelve months ending December 31, 2005 in excess of $200 million (it being understood that such amount shall be reduced by the aggregate amount of revenues in the year ended December 31, 2005 of all "affected facilities" described in Section 6.2(a) hereof), (ii) could be expected to limit the right of Parent or the Surviving Corporation to own or operate all or any portion of Rose Hills, or (iii) could be expected to result in an Unacceptable Restriction (as defined in Section 7.1(i)) (the circumstances described in any of clauses
(i), (ii) or (iii) above, an "UNACCEPTABLE CONDITION"). With regard to any Governmental Antitrust Entity, neither the Company nor any of its Subsidiaries (or any of their respective Affiliates) shall, without Parent's prior written consent in Parent's sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise discuss, take or commit to take any action that limits Parent's freedom of action with respect to, or Parent's ability to retain any of the businesses, product lines or assets of, the Surviving Corporation or otherwise receive the full benefits of this Agreement. In furtherance and not in limitation of the foregoing, the Company agrees that notwithstanding anything to the contrary in this Agreement, Parent will take the lead in all meetings and communications with any Governmental Entity in connection with any Antitrust Laws, including by determining the appropriate timing of any such meeting or communication (including (x) the timing of the submission of any filing with, or response to any request by, a Governmental Entity, and (y) the timing of any action taken pursuant to this Section). In each such instance, the Company shall respond within the time frame reasonably specified by Parent. Parent's obligations set forth in this Section 5.1(d) are subject to the Company's timely compliance with all of its obligations set forth in this Section 5.1.

          (e) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice, application or other document made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          (f) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

     SECTION 5.2 ACCESS TO INFORMATION. Subject to the Confidentiality Agreement and applicable Laws and Regulations relating to the sharing of information, the Company agrees to provide Parent, and the officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives of Parent (collectively, the "PARENT REPRESENTATIVES"), from time to time prior to the Effective Time or the termination of this Agreement, such information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations. Except as required by law, Parent on the one hand shall hold, and shall cause Parent's Affiliates and the Parent Representatives to hold, and the Company on the other hand shall hold, and shall cause the Company's Affiliates and the Company Representatives to hold, any non-public information received from the other, directly or indirectly, in accordance with the Confidentiality Agreement.

     SECTION 5.3 STOCKHOLDER APPROVAL.

          (a) As promptly as practicable after the date hereof, the Company shall take all action necessary under all applicable Laws and Regulations to call, give notice of and hold a meeting of the holders of the Company's capital stock to vote on a proposal to adopt this Agreement (the "COMPANY STOCKHOLDERS' MEETING"). The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the mailing of the Proxy Statement. The Company shall use reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Laws and Regulations. Subject to Section 4.3(b), the Company shall include the Company Board Recommendation in the Proxy Statement and use its reasonable best efforts to solicit from its stockholders entitled to vote thereon proxies to be voted at the Company Stockholders' Meeting sufficient under applicable Laws and Regulations to constitute the Company Stockholder Approval. The Company agrees that its obligations pursuant to the first two sentences of Section 5.3(a) shall not be affected by the commencement, public proposal or communication to the Company of any Takeover Proposal or by the withdrawal or modification by the Company Board of the Company Board Recommendation unless this Agreement has been terminated in accordance with
Article VII, including payment by the Company of the Termination Fee.

          (b) Parent agrees to cause all shares of Company Common Stock owned by Parent or any Subsidiary of Parent to be voted in favor of the adoption of the Agreement and consummation of the Merger at the Company Stockholders' Meeting.

     SECTION 5.4 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law, including applicable rules and regulations promulgated by the SEC, or by obligations pursuant to any listing agreement with any national securities exchange or with the Nasdaq, in which case the party proposing to issue such press release or make such public statement or disclosure shall use reasonable best efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

     SECTION 5.5 REASONABLE BEST EFFORTS AND FURTHER ASSURANCES. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated hereby. Without limiting the foregoing, upon written notice from Parent, the Company shall request, and use all reasonable efforts to obtain prior to Closing: (A) an estoppel certificate in a form reasonably acceptable to Parent, duly and properly executed by (1) any landlord or subtenant under a Real Property Lease, or (2) any other party to a Material Contract; and (B) a subordination, non-disturbance and attornment agreement ("SNDA"), in a form reasonably acceptable to Parent, duly and properly executed by the holder of any mortgage or deed of trust to which any Real Property Lease is or may be subordinate, and by the landlord and the tenant under any such Real Property Lease. Immediately prior to the Closing Date, the Company shall deliver to Parent a schedule listing (i) all exercises, expirations and conversions of Company Options and Company Warrants and issuances in satisfaction of Restricted Stock Units since the date hereof and (ii) all shares of Company Common Stock subject to each remaining Company Option, or into which each Company Warrant is convertible or which may be issued in respect of Restricted Stock Units, the date of grant, the exercise or vesting schedule, the exercise price per share and the term of each such security.

     SECTION 5.6 INDEMNIFICATION; DIRECTOR AND OFFICER INSURANCE.

          (a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under the Delaware Law, indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "INDEMNIFIED PARTIES") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, based on the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries and arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the transactions contemplated hereby). The Surviving Corporation shall be entitled to assume the defense of any such claim, action, suit, investigation or proceeding with counsel reasonably satisfactory to the Indemnified Party and the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Party or such Indemnified Party shall have legal defenses available to it that are different from or in addition to those available to the Surviving Corporation, the Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; PROVIDED, that the Surviving Corporation shall not be liable for the fees of more than one counsel with respect to a particular claim, action, suit, investigation or proceeding, for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby; PROVIDED, FURTHER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). This Section 5.6(a) shall be interpreted so as not to revive, reinstate, expand or increase any obligations of the Company or its Subsidiaries (or any applicable predecessor thereof) that were limited, barred, discharged or otherwise modified by (i) the order of confirmation, entered in the United States Bankruptcy Court for the District of Delaware and dated as of December 5, 2001, confirming the Fourth Amended Joint Plan of Reorganization of Loewen Group International, Inc., Its Parent Corporation and Certain of Their Debtor Subsidiaries, as modified, including Sections III.D.10.h and III.D.10.i thereof) and (ii) and the Final Order (the "Canadian Order"), entered in the Ontario Superior Court of Justice and dated as of December 7, 2001, in connection with the Confirmation Order and the Reorganization Plan.

          (b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers (as defined to mean those persons insured under such policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the current annual premium currently paid by the Company for such insurance as set forth in Section 5.6(b) of the Company Disclosure Schedules, but in such case shall purchase as much of such coverage as possible for such amount; and PROVIDED, FURTHER, HOWEVER, that at Parent's option in lieu of the foregoing insurance coverage, the Company may purchase "tail" insurance coverage, at a cost no greater than that set forth above, that provides coverage identical in all material respects to the coverage described above.

          (c) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws, respectively, of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors or officers of the Company, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

          (d) The rights of each Indemnified Party under this Section 5.6 shall be in addition to any rights such individual may have under the certificate of incorporation or bylaws (or other governing documents) of the Company or any of its Subsidiaries, under Delaware Law or any other applicable Laws and Regulations or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

          (e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.6.

     SECTION 5.7 ADVICE OF CHANGES. Subject to applicable Laws and Regulations, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications between Parent or the Company, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions. The Company shall give prompt notice to Parent of any change, fact or condition, that would reasonably be expected to result in a Company Material Adverse Effect or of any failure of any condition to Parent's obligations to effect the Merger, and Parent shall give prompt notice to the Company of any change, fact or condition, that is reasonably likely to result in a Parent Material Adverse Effect or that is reasonably likely to result in a failure of any condition to the Company's obligations to effect the Merger.

     SECTION 5.8 TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the parties hereto, the Company and the Company Board shall grant all approvals and take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

     SECTION 5.9 ESPP. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee of the Company Board administering the ESPP) shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP: (a) all executive officers, all vice presidents of operations and the corporate controller shall not be permitted to participate in the ESPP after the April 3, 2006 purchase date (it being understood that each such person is a highly compensated employee under Section 414(q) of the Code), (b) all other employees shall be permitted to participate in the ESPP to an extent no greater than such employee's payroll deduction percentage in the ESPP as of the date hereof, and
(c) the ESPP shall terminate immediately prior to the Closing Date and all cash amounts then in a participant's payroll deduction account shall be promptly refunded.

     SECTION 5.10 BENEFITS FOR COMPANY EMPLOYEES.

          (a) BENEFITS. From and after the Effective Time and until the first anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation or one of its other subsidiaries to, maintain in effect employee benefit plans and arrangements which provide benefits which have a value substantially comparable, in the aggregate, to the benefits provided by the Company Benefit Plans (not taking into account the value of any benefits under any such plans which are equity-based). At the request of Parent, the Company shall, prior to the Effective Time, terminate the Company's 401(k) plan effective immediately prior to the Effective Time. If the Company's 401(k) plan is so terminated at the request of Parent prior to the Effective Time, any employee who was a participant in the Company's 401(k) plan immediately prior to the Effective Time shall be entitled to receive a lump sum distribution of his or her benefits from the Company's 401(k) plan. Parent shall cause a comparable defined contribution plan or plans sponsored by Parent or one of its Subsidiaries, with equivalent Company contributions, to accept direct rollovers (described in Section 402(c) of the Code) of distributions to which the employees are entitled under the Company's 401(k) plan that are eligible for a direct rollover.

          (b) ELIGIBILITY. With respect to any Parent Benefit Plan in which any employee of the Company or any of its Subsidiaries first becomes eligible to participate on or after the Effective Time, Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under such Parent Benefit Plan, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior thereto under the analogous Company Benefit Plan; (ii) provide such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such Parent Benefit Plan under the analogous Company Benefit Plan (to the same extent that such credit was given under such Company Benefit Plan) in satisfying any applicable deductible or annual or lifetime maximum out-of-pocket requirements under such Parent Benefit Plan; and (iii) recognize all service of such employee with the Company and its Subsidiaries and predecessors (including recognition of all prior service with any entity (including any such Subsidiary prior to its becoming a Subsidiary of the Company) that was recognized by the

Company (or any such Subsidiary) prior to the date hereof in the ordinary course of administering its (or such Subsidiary's) employee benefits), for purposes of eligibility to participate in and vesting in benefits under such Parent Benefit Plan, to the extent that such service was recognized for such purpose under the analogous Company Benefit Plan; provided, that such crediting of service shall not be required if it would result in a duplication of benefits or credited past service or to the extent that it is not similarly granted to similarly situated employees of Parent.

          (c) Notwithstanding anything to the contrary herein, the provisions of this Section 5.10 shall not apply with respect to the terms and conditions of employment or compensation or employee benefits of any employees of the Company, Parent and any of their Subsidiaries who are represented by labor unions or similar collective bargaining entities, which will be governed by the applicable collective bargaining agreements.

          (d) NO THIRD PARTY BENEFICIARIES. This Section 5.10 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The obligations of each of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) STOCKHOLDER APPROVAL. The Company Stockholder Approval shall have been obtained.

          (b) REGULATORY CONSENTS. The waiting period applicable to the consummation of the Merger under the HSR Act, the Competition Act and any applicable Foreign Antitrust Laws shall have expired or been earlier terminated.

          (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered, or enforced that prevents or prohibits the consummation of the Merger.

     SECTION 6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Company Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; PROVIDED, THAT notwithstanding the proceeding, the representations and warranties of the Company contained in Sections 2.2(a)-(d), 2.14(a)(vi), 2.21 and 2.22 shall be true and correct in all but immaterial respects; PROVIDED further that for purposes of this Section 6.2(a), a failure of the representation set forth in
Section 2.14(a)(vi) shall be deemed material only if such failure relates to the existence of a Contract described in Section 2.14(a)(vi) that, following the Closing, would prohibit Parent or any of its Subsidiaries from operating any facility (regardless of the amount of revenue thereof, an "affected facility") that (x) is operated by Parent or any of its Subsidiaries prior to the date that a copy of such Contract is provided to Parent and (y) (1) is not otherwise required to be disposed of by Parent pursuant to Section 5.1(d) or (2) generated revenue in excess of $500,000 in the fiscal year ended December 31, 2005.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Company Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date. Notwithstanding the foregoing, none of the following shall be conditions to the obligations of Parent and Merger Sub to effect the Merger: (i) Parent's receipt of the Financing as contemplated by
Section 4.4(a); (ii) the completion of the Consent/Tender Offers as contemplated by Section 4.4(b); or (iii) the receipt by Parent or the Company of the consents, estoppel certificates, SNDAs and related documents from Third Parties not affiliated with the Company as contemplated by Section 5.5.

          (c) OFFICER'S CERTIFICATE. Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by the chief executive officer and chief financial officer of the Company to evidence satisfaction of the conditions set forth in Sections 6.2(a) and (b).

          (d) GOVERNMENTAL CONSENTS. Any required approval pursuant to the Investment Canada Act, and all other Governmental Consents, shall have been made or obtained without the imposition of any term, condition or consequence that could, individually or in the aggregate, in the reasonable judgment of Parent, reasonably be expected to result in an Unacceptable Condition.

          (e) NO COMPANY MATERIAL ADVERSE EFFECT; ABSENCE OF OTHER EVENTS.

          (i) There shall not have occurred any event, change, circumstance or effect that would be a Company Material Adverse Effect or that, in the reasonable judgment of Parent, could result in an Unacceptable Condition.

          (ii) As of the Closing Date, Rose Hills shall include at least 290 acres of developable or developed (in each case, for cemetery interment purposes) but unsold land.

     SECTION 6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have a Parent Material Adverse Effect.

          (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Each of Parent and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Parent Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) OFFICER'S CERTIFICATE. The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by the chief executive officer and chief financial officer of Parent to evidence satisfaction of the conditions set forth in Sections 6.3(a) and (b).

                                  ARTICLE VII

                            TERMINATION AND AMENDMENT

     SECTION 7.1 TERMINATION. Whether before or (except as set forth below) after receipt of the Company Stockholder Approval, this Agreement may be terminated:

          (a) by mutual written consent duly authorized by the Company Board and the Board of Directors of Parent at any time prior to the Effective Time;

          (b) by Parent or the Company if the Effective Time shall not have occurred on or before the date that is the 8 month anniversary of the execution of this Agreement, or such later date, if any, as Parent and the Company agree upon in writing (as such date may be extended as described below, the "OUTSIDE DATE"); PROVIDED, HOWEVER, that in the event that the conditions set forth in
Section 6.1(b) or Section 6.1(c) shall not have been satisfied by such date (and
Section 7.1(c) is not applicable) but all other conditions set forth in Article VI have been satisfied or waived, or are capable of being satisfied, by such date, then the Outside Date will automatically be extended until the date that is the 12 month anniversary of the execution of this Agreement, in which case the Outside Date shall be deemed to be that later date for all purposes; and PROVIDED FURTHER, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement and not cured such breach by the Outside Date shall not be entitled to exercise its right to terminate under this Section 7.1(b);

          (c) by Parent or the Company, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable, provided that the terminating party has performed its obligations under this Agreement;

          (d) by Parent or the Company if, upon a vote at a duly held Company Stockholders' Meeting, the Company Stockholder Approval shall not have been obtained, as contemplated by Section 5.3;

          (e) by Parent, upon (i) any breach of Section 4.3 hereof or any breach (other than an immaterial breach) of Section 5.3(a) hereof or (ii) a breach of any other representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case set forth in clause (ii) such that the conditions set forth in Sections 6.1 or 6.2, as the case may be, would be incapable of being (or are not) satisfied by the Outside Date;

          (f) by Parent, if (i) prior to receipt of the Company Stockholder Approval, the Company Board shall have withdrawn or modified the Company Board Recommendation in any manner adverse to Parent, (ii) the Company shall have entered into any agreement with respect to any Takeover Proposal, or (iii) the Company Board shall have resolved to do any of the foregoing;

          (g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 6.1 or 6.3, as the case may be, would be incapable of being (or are not) satisfied by the Outside Date;

          (h) by the Company, if the Company Board shall have (i) otherwise fully complied with Section 4.3 (including without limitation the notice required therein) and (other than in immaterial respects) with Section 5.3(a),
(ii) withdrawn, modified or qualified in any manner adverse to Parent the Company Board Recommendation in connection with, or approved or recommended, a Superior Proposal, and (iii) paid the Termination Fee to Parent.

          (i) by Parent, if (i) an application for review is required under the Investment Canada Act and Parent is unable to obtain approval of the transactions contemplated by this Agreement under the Investment Canada Act without offering or agreeing to a commitment or restriction that could reasonably be expected (A) to limit or restrict the ability of Parent (following the Closing) to terminate or otherwise reduce or change the employment of more than 100 Administrative Employees of the Company (including its Subsidiaries), or (B) to require investments or payments by, or result in costs to, Parent, the Company or any of its Subsidiaries in excess of $5 million (any limitation, restriction or requirement described in Clause (A) or (B), an "UNACCEPTABLE RESTRICTION"); or (ii) any Law or Regulation is adopted or applied by Canada or any jurisdiction within Canada that would reasonably be expected to result in an Unacceptable Restriction; provided, however, that Parent may exercise this termination right no later than, with respect to clause (i), the expiration of ten Business Days following the conclusion of the period for the review of the application referred to above under the Investment Canada Act and (ii) with respect to clause (ii), for any particular Law or Regulation, no later than ten Business Days following Parent's receipt of written notice from the Company that such Law or Regulation has been adopted or is applicable.

     A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision of this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.1 for any such termination.

     SECTION 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or Affiliates; PROVIDED, HOWEVER, that (a) the provisions of Section 5.4 (Public Disclosure), Section 7.3 (Expenses and Termination Fee), Section 8.1 (Certain Defined Terms), Article IX (General Provisions) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for fraud or willful material breach in connection with this Agreement or the transactions contemplated hereby.

     SECTION 7.3 EXPENSES AND TERMINATION FEES.

          (a) Subject to the remaining subsections of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such expense.

          (b) In the event that (i) the Company shall terminate this Agreement pursuant to Section 7.1(h), (ii) Parent shall terminate this Agreement pursuant to Section 7.1(e)(i) or (f), or (iii) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(d) at any time during which this Agreement was terminable by Parent pursuant to Section 7.1(f), the Company shall pay the Termination Fee to Parent.

          (c) In the event that (i) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b) (if at such time this Agreement was terminable by Parent pursuant to Section 7.1(e)), (c) (if the relevant judgment, injunction, order, decree or action is issued in connection with or is otherwise related to the pendency of a Takeover Proposal), (d) or (e)(ii), (ii) there shall have been disclosed at or prior to the time of such termination a bona fide Takeover Proposal with respect to the Company (that shall not have been (A) withdrawn prior to the time of such termination or (B) if so withdrawn, reinstated or otherwise made (or another Takeover Proposal is made by the same Person) within twelve months of such termination), and (iii) a definitive agreement or letter of intent is entered into by the Company with respect to a Takeover Proposal within twelve months of such termination of this Agreement and is consummated, or a Takeover Proposal otherwise is consummated within twelve months of such termination of this Agreement, the Company shall pay the Termination Fee to Parent.

          (d) In the event that a Termination Fee is payable to Parent, the Company shall pay the Termination Fee to Parent (i) if this Agreement is terminated pursuant to Section 7.3(b), on the date of termination (it being understood that no termination under Section 7.1(h) shall be effective until Parent shall have received the Termination Fee) and (ii) if this Agreement is terminated pursuant to Section 7.3(c), at the time of consummation of the Takeover Proposal.

          (e) In the event that (i) this Agreement is terminated by either party pursuant to Section 7.1(b) or pursuant to Section 7.1(c), (ii) as of the date of such termination (A) the condition set forth in Section 6.1(b) of this Agreement shall not have been satisfied (other than for a reason based on or related to the Existing Cases) or (B) any decree, judgment, injunction or other order (in each case that (x) is based on or related to Antitrust Laws but (y) is not based on or related to the Existing Cases) that prevents, prohibits or delays the consummation of the Transactions exists or is in effect; and (iii) at the time of any such termination the Company is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and all of the conditions set forth in Article VI have been satisfied or waived, except for any of the conditions set forth in Section 6.1(b) or Section 6.1(c) and such other conditions that are capable of being satisfied on the date of termination but, by their terms, cannot be satisfied until the Closing Date, then Parent shall pay the Termination Fee to the Company within two Business Days after the date of such termination.

          (f) In the event that either party fails to pay when due any amount payable under this Section 7.3 and the other party commences a suit that results in a judgment against such first party for the Termination Fee, then such defaulting party shall reimburse such other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with such suit.

     SECTION 7.4 AMENDMENT. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; PROVIDED, that an amendment made subsequent to adoption of the Agreement by the stockholders of the Company shall not, without the further consent of such stockholders, (i) alter or change the certificate of incorporation of the Surviving Corporation or the amount or kind of consideration to be received by the holders of the Company Common Stock, (ii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Common Stock, or (iii) effect any other amendment to this Agreement that by Delaware Law or applicable stock exchange regulation would require further approval by the Company's stockholders.

     SECTION 7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                                   DEFINITIONS

     SECTION 8.1 CERTAIN DEFINED TERMS. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

     "ADMINISTRATIVE EMPLOYEES" shall mean employees in the areas of finance, treasury, accounting, tax, trust administration, HMIS, information technology, benefits, human resources, support services, payroll, training, legal, corporate development, real estate and marketing, and senior executives and directors in each case outside of the United States.

     "AFFILIATE" of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

     "AGREEMENT" shall have the meaning stated in the preamble to this Agreement.

     "ANTITRUST LAWS" shall have the meaning stated in Section 5.1(c).

     "APPROVAL DATE" shall mean the date on which the Company Stockholder Approval is obtained.

     "AUTHORIZATIONS" shall have the meaning stated in Section 2.13(b).

     "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or required by law to be closed.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss.ss. 9601 et seq., as amended.

     "CERTIFICATE OF MERGER" shall mean the certificate of merger in the form mutually agreed to by Parent and the Company, as required by and executed in accordance with Section 251 of Delaware Law.

     "CERTIFICATES" shall have the meaning stated in Section 1.13(a).

     "CLOSING" shall mean the consummation of the Merger.

     "CLOSING DATE" shall have the meaning stated in Section 1.2.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "COMPANY" shall have the meaning stated in the preamble to this Agreement.

     "COMPANY BENEFIT PLANS" shall have the meaning stated in Section 2.11(a).

     "COMPANY BOARD" shall have the meaning stated in Recital A to this Agreement.

     "COMPANY BOARD RECOMMENDATION" shall mean the recommendation of the Company Board (or any committee thereof) that the stockholders of the Company approve and adopt this Agreement and the Merger.

     "COMPANY COMMON STOCK" shall mean the common stock, par value $.01 per share, of the Company.

     "COMPANY DISCLOSURE SCHEDULES" shall mean the document dated the date of this Agreement delivered by the Company to Parent prior to the execution and delivery of this

Agreement and referring to the representations and warranties of the Company in this Agreement.

     "COMPANY DISSENTING SHARES" shall have the meaning stated in Section
1.6(a).

     "COMPANY ERISA AFFILIATE" shall have the meaning stated in Section 2.11(a).

     "COMPANY FINANCIAL STATEMENTS" shall have the meaning stated in Section 2.5(b).

     "COMPANY INTELLECTUAL PROPERTY" shall have the meaning stated in Section 2.17(a).

     "COMPANY MATERIAL ADVERSE EFFECT" shall mean any event, change, circumstance or effect that: (i) is materially adverse to the business, operations, financial condition, assets, liabilities, or results of operations of either (x) the Company and its Subsidiaries, taken as a whole, or (y) Rose Hills, or (ii) prevents or materially delays the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder; other than any such event, change, circumstance or effect to the extent directly resulting from (1) any event, change, circumstance or effect generally affecting the industries in which the Company or its Subsidiaries operate, (2) general economic or political conditions in the United States, (3) the announcement of the transactions contemplated by this Agreement (as opposed to execution or delivery of this Agreement or consummation of the transactions contemplated hereby), or (4) changes in GAAP or applicable Laws and Regulations after the date hereof, except in each of cases (1), (2) and (4) to the extent the Company or its Subsidiaries or Rose Hills, as the case may be, are affected in a disproportionate manner as compared to other similar companies in the industries in which the Company or its Subsidiaries operate, but this exception shall not apply with respect to any event, change, circumstance or effect that would, in the reasonable judgment of Parent, result in an Unacceptable Condition; PROVIDED THAT no divestiture, sale, disposition of, commitment to hold separate, or other action taken or commitment to take any action that limits Parent's freedom of action (other than with respect to cost savings) with respect to, or Parent or Parent's Subsidiaries' ability to retain, any of the businesses, product lines or assets of the Company, Parent or any of their respective Subsidiaries, that occurs pursuant to and in accordance with Section 5.1(d) hereof will be deemed to be a Company Material Adverse Effect.

     "COMPANY MULTIEMPLOYER PLAN" shall have the meaning stated in Section 2.11(b).

     "COMPANY OPTIONS" shall mean options for the purchase of any shares of Company Common Stock or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, in each case outstanding under the Company Stock Plans; and for the avoidance of doubt, neither Company Warrants nor Restricted Stock Units shall be considered to be Company Options.

     "COMPANY REPRESENTATIVES" shall have the meaning stated in Section 4.3(a).

     "COMPANY SEC DOCUMENTS" shall mean (i) the Annual Reports on Form 10-K, if any, for each fiscal year of the Company beginning on or after December 29, 2002, (ii) the Quarterly Reports on Form 10-Q, if any, of the Company for each of the first three fiscal quarters in the fiscal years of the Company beginning on or after December 29, 2002, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since December 29, 2002, (iv) all Current Reports on Form 8-K filed by the Company since December 29, 2002, and (v) all other forms, reports, registration statements, financial statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Parent pursuant to this definition), including all amendments to any of the foregoing, filed or submitted or required to be filed or submitted by the Company with the SEC since December 29, 2002.

     "COMPANY STOCK PLANS" shall mean the employee and director stock plans of the Company, any agreements evidencing the grant of any equity-based compensatory awards under the employee and director stock plans of the Company and other documents governing any equity-based compensatory awards.

     "COMPANY STOCKHOLDER APPROVAL" shall mean the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting as one class, to adopt this Agreement.

     "COMPANY STOCKHOLDERS' MEETING" shall have the meaning described in Section 5.3(a).

     "COMPANY WARRANTS" shall mean the warrants to purchase Company Common Stock pursuant to that certain Warrant Agreement, dated as of January 2, 2002, between the Company and Wells Fargo Bank Minnesota, National Association.

     "COMPETITION ACT" shall have the meaning set forth in Section 2.4.

     "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement dated as of December 9, 2005, between Parent and the Company, as it may be amended from time to time.

     "CONTRACT" shall mean any written or oral contract, agreement, indenture, trust indenture, deed of trust, license or sublicense (in either case, inbound or outbound), note, bond, debenture, mortgage, lease, commitment, guarantee, undertaking, purchase order, memorandum of understanding, memorandum of agreement and any similar understanding or arrangement.

     "CONTROLLED GROUP LIABILITY" shall have the meaning stated in Section 2.11(c).

     "D&O INSURANCE" shall have the meaning stated in Section 5.6(b).

     "DCP" shall have the meaning set forth in Section 1.7(d).

     "DEFERRED STOCK" shall have the meaning set forth in Section 1.7(d).

     "DELAWARE LAW" shall mean the Delaware General Corporation Law.

     "DOLLARS" or "$" shall mean United States dollars.

     "EFFECTIVE TIME" shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     "ENVIRONMENTAL CLAIM" shall have the meaning stated in Section 2.14(b).

     "ENVIRONMENTAL LAWS" shall mean all applicable foreign, federal, state and local laws, regulations, rules, ordinances, common law, agency requirement or applicable judicial or administrative decision, order or decree relating to pollution or protection of the environment, natural resources, or human health and safety, including laws relating to the releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances; all laws relating to pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance; all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances; all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; and common law to the extent it relates to or applies to exposure to or impact of Hazardous Substances on persons or property.

     "ENVIRONMENTAL PERMITS" shall mean all permits, licenses, exemptions, registrations, and other authorizations required under applicable Environmental Laws.

     "ERISA" shall have the meaning stated in Section 2.11(a).

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "EXCHANGE AGENT" shall mean the Company's transfer agent, Wells Fargo Bank, or another bank or trust company mutually agreed to in writing by Parent and the Company.

     "EXCHANGE FUND" shall mean the cash deposited by Parent with the Exchange Agent pursuant to Section 1.12.

     "EXISTING CASES" shall mean Cause No. 4:05-CV-03394, FUNERAL CONSUMERS ALLIANCE, INC., ET AL. V. SERVICE CORPORATION INTERNATIONAL, ET AL., In the United States District Court for the Southern District of Texas - Houston Division; Cause No. 4:05-CV-03399, PIONEER VALLEY CASKET CO., INC., ET AL. V. SERVICE CORPORATION INTERNATIONAL, ET AL., In the United States District Court for the Southern District of Texas - Houston Division; Cause No. 4:05-CV-04120, RALPH LEE FANCHER AND ESTATE OF JOSEPH R. RUSSELL, ET AL. V. SERVICE CORPORATION INTERNATIONAL, ET AL., In the United States District Court for the Southern District of Texas - Houston Division, and any other case, action or proceeding brought on similar theories or alleging similar facts.

     "FINANCIAL ADVISOR" shall have the meaning stated in Section 2.3(b).

     "FINANCING" shall have the meaning set forth in Section 4.4(a).

     "FOREIGN ANTITRUST LAWS" shall mean Antitrust Laws of a foreign country.

     "GAAP" shall mean United States generally accepted accounting principles.

     "GOVERNMENTAL ANTITRUST ENTITY" shall have the meaning stated in Section 5.1(c).

     "GOVERNMENTAL CONSENTS" shall mean all notices, reports, and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

     "GOVERNMENTAL ENTITY" shall mean any foreign, federal, state or local court, administrative agency, board or commission or other governmental, prosecutorial or regulatory authority or instrumentality and any self-regulatory authority.

     "GOVERNMENTAL ORDER" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

     "HAZARDOUS SUBSTANCES" shall mean (a) any petrochemical or petroleum products, including petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, natural gas, and any components, fractions, or derivatives thereof; (b) radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (c) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes" or "hazardous materials" pursuant to any Environmental Law; or (d) any other chemical, contaminant, pollutant, material or substance, exposure to which is prohibited, limited, listed, classified, or regulated by any applicable Environmental Law.

     "HEDGING AGREEMENT" shall mean any (i) interest rate swaps, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swaps, cross-currency rate swaps, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., the International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such agreement.

     "HSR ACT" shall have the meaning stated in Section 2.4.

     "INDEBTEDNESS" shall mean with respect to any Person, without duplication
(a) all indebtedness of such Person for borrowed money, whether secured or unsecured, (b) all obligations of such Person under such conditional sale or other title retention agreement relating to property purchased by such Person,
(c) all lease obligations (capital or other) of such Person, (d) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (e) all guarantees of such Person of any such indebtedness of any other Person, and (f) any agreements to provide any of the foregoing.

     "INDEMNIFIED PARTIES" shall have the meaning stated in Section 5.6(a).

     "INTELLECTUAL PROPERTY" shall mean patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, net lists, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material.

     "INVESTMENT CANADA ACT" shall have the meaning set forth in Section 2.4.

     "INVESTMENTS" shall have the meaning stated in Section 2.19(b).

     "IRS" shall mean the Internal Revenue Service.

     "KNOWLEDGE," with respect to the Company or any of its Subsidiaries, shall mean the actual knowledge of each of John S. Lacey, Paul A. Houston, Kenneth A. Sloan and Ellen Neeman, after due inquiry, and with respect to Parent, shall mean the actual knowledge of any of the senior management of Parent, after due inquiry.

     "LAWS AND REGULATIONS" shall mean all federal, state, local and foreign laws, rules, regulations and ordinances of any Governmental Entity and any rules and regulations of any national stock exchange or the Nasdaq.

     "LEASED REAL PROPERTY" shall have the meaning stated in Section 2.18(c).

     "LIEN" shall mean any lien, claim, charge, option, encroachment, covenant, condition, easement, right of way, equitable interest, encumbrance, mortgage, deed of trust, pledge or security interest or other restrictions of any kind.

     "MATERIAL CONTRACTS" shall have the meaning stated in Section 2.14(a).

     "MERGER" shall mean the merger of Merger Sub into the Company as contemplated by this Agreement.

     "MERGER CONSIDERATION" shall have the meaning stated in Section 1.4(a).

     "MERGER SUB" shall have the meaning stated in the preamble to this Agreement.

     "MOST RECENT FINANCIAL STATEMENTS" shall have the meaning stated in Section 2.10(a).

     "MULTIPLE EMPLOYER PLAN" shall have the meaning stated in Section 2.11(b).

     "NASDAQ" shall mean The Nasdaq Stock Market, Inc.

     "OTHER COMPANY DOCUMENTS" shall have the meaning stated in Section 2.20(a).


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

     "OUTSIDE DATE" shall have the meaning stated in Section 7.1(b).

     "OWNED REAL PROPERTY" shall have the meaning stated in Section 2.18(b).

     "PARENT" shall have the meaning stated in the preamble to this document.

     "PARENT BENEFIT PLAN" shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, phantom stock, retirement, vacation, employment, change in control, consulting, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding maintained or contributed to by Parent or any of its Subsidiaries (including the Surviving Corporation as of the Effective Time).

     "PARENT DISCLOSURE SCHEDULES" shall mean the disclosure schedule, dated the date hereof, delivered by Parent to the Company with reference to the specific Section of this Agreement to which each disclosure relates.

     "PARENT MATERIAL ADVERSE EFFECT" shall mean any effect that does, or would be reasonably likely to, prevent Parent from consummating, or delay beyond the Outside Date, the Merger and the other transactions contemplated hereby, or to impair the legality or validity of this Agreement.

     "PARENT REPRESENTATIVES" shall have the meaning stated in Section 5.2.

     "PARTICIPANT" shall have the meaning stated in Section 2.6(d).

     "PERMITTED LIEN" shall mean any Lien consisting of: (i) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or similar common law or statutory liens or encumbrances arising in the ordinary course of business that are not delinquent or remain payable without penalty and are not material individually or in the aggregate; (ii) encumbrances for Taxes and other assessments or governmental charges or levies not yet delinquent; and (iii) with respect to the Real Property, (A) customary easements, encroachments, rights of way and other non-monetary title defects and (B) zoning and other similar restrictions; provided that none of the foregoing described in clause (ii) or
(iii) will, individually or in the aggregate, materially impede the continued use and operation of the property to which they relate in the business of the Company or its applicable Subsidiary as presently conducted.

     "PERSON" shall mean any individual, entity or Governmental Entity.

     "PLAN" shall mean the Fourth Amended Joint Plan of Reorganization of Loewen Group International, Inc., Its Parent Corporation and Certain of Their Debtor Subsidiaries, confirmed by order of the United States Bankruptcy Court for the District of Delaware dated as of December 5, 2001, as modified.

     "PRENEED AGREEMENTS" shall have the meaning stated in Section 2.19(a).


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

     "PROXY STATEMENT" shall mean a definitive proxy statement relating to the Company Stockholders' Meeting.

     "REAL PROPERTY" shall have the meaning stated in Section 2.18(d).

     "REAL PROPERTY LEASE" shall mean any Contract to which the Company or any of its Subsidiaries is a lessee or sublessee of real property used by the Company or its Subsidiaries.

     "RESTRICTED STOCK UNITS" shall have the meaning stated in Section 1.7(c).

     "ROSE HILLS" shall mean, collectively, (i) Rose Hills Company, a Delaware corporation, Rose Hills Holdings Corp., a Delaware corporation, RH Cemetery Corp., a Delaware corporation, RH Mortuary Corporation, a Delaware corporation, and RH Satellite Properties Corp., a Delaware corporation, and (ii) any property or operations of the Company or any of its Subsidiaries not listed in clause (i) that form a part or are used in the operation of the Rose Hills facility (as described in the Company SEC Documents) or are managed or controlled by any of the Company's Subsidiaries listed in clause (i).

     "SARBANES-OXLEY ACT" shall have the meaning stated in Section 2.5(c).

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     "SUBSIDIARY" shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person or any Subsidiary of such Person owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or is a general partner or managing member.

     "SUPERIOR PROPOSAL" shall have the meaning stated in Section 4.3(a).

     "SURVIVING CORPORATION" shall mean the entity into which Merger Sub has merged, following the Effective Time.

     "TAKEOVER PROPOSAL" shall have the meaning stated in Section 4.3(a).

     "TAKEOVER STATUTE" shall have the meaning stated in Section 2.20.

     "TAX" or "TAXES" shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes (including estimated taxes), charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

     "TAXING AUTHORITY" shall mean any federal, state or local, domestic or foreign, governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes.


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

     "TERMINATION FEE" shall mean $25,000,000, paid by wire transfer of immediately available funds to the account specified by Parent or the Company, as the case may be, on Schedule 8.1 hereto, or another account specified in writing by such applicable party.

     "THIRD PARTY" shall have the meaning stated in Section 4.3(a).

     "UNACCEPTABLE CONDITION" shall have the meaning set forth in Section
5.1(d).

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties set forth in this Agreement and in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time. This
Section 9.1 shall not affect any covenant or obligation of the parties that by its terms contemplates performance after the Effective Time.

     SECTION 9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered to the parties by a nationally recognized overnight courier service at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent, to:

         Service Corporation International
         1929 Allen Parkway
         Houston, Texas 77019
         Attention: James M. Shelger, Esq.
         Fax:       (713) 525-7605

         with a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 West Fifty-Second Street
         New York, New York 10019
         Attention: Richard D. Katcher, Esq.
                    David M. Silk, Esq.
         Fax:       (212) 403-2000

         and


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

     (b) if to the Company, to:

         Alderwoods Group, Inc.
         311 Elm Street, Suite 1000
         Cincinnati, Ohio 45202
         Attention: Ellen Neeman, Esq.
         Fax:       (416) 498-2466

         with a copy to:

         Jones Day
         901 Lakeside Avenue
         Cleveland, Ohio 44114
         Attention: Lyle G. Ganske
         Fax:       (216) 579-0212

     SECTION 9.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits, Company Disclosure Schedules or Parent Disclosure Schedules, such reference shall be to an Exhibit, Company Disclosure Schedules or Parent Disclosure Schedules to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 9.5 ENTIRE AGREEMENT. This Agreement and the documents, instruments and other agreements delivered pursuant hereto, including the exhibits and the schedules, including the Company Disclosure Schedules and Parent Disclosure Schedules, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.

     SECTION 9.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may designate, by prior written notice to the Company, another Subsidiary of Parent to be a constituent corporation in lieu of Merger Sub, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary (except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed


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

representations and warranties with respect to such other Subsidiary as of the date of such designation, so long as such substitution would not reasonably be expected to have a Parent Material Adverse Effect). Any purported assignment in violation of this Agreement will be void AB INITIO. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.7 THIRD PARTY BENEFICIARIES. Except as set forth in Section 5.6 (Indemnification; Director and Officer Insurance), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 9.8 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any federal court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

     SECTION 9.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

     SECTION 9.10 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS


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

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

     SECTION 9.11 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

     SECTION 9.12 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

                       [Signature page follows this page.]


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

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be duly executed by their respective officers as of the date first above written.


SERVICE CORPORATION INTERNATIONAL         ALDERWOODS GROUP, INC.



By: /s/ Thomas L. Ryan                    By: /s/Paul A. Houston
   ----------------------------           -------------------------
   Name:  Thomas L. Ryan                  Name:  Paul A. Houston
   Title: President and CEO               Title: President and CEO



CORONADO ACQUISITION CORPORATION



By: /s/ Thomas L. Ryan
   ----------------------------
   Name:  Thomas L. Ryan
   Title: President